Exhibit 10.46

Execution Version

MERGER AGREEMENT

by and among

Zephyr Gas Management, LLC,

Zephyr Gas Services, LP,

Regency Gas Services LP,

and

Regency Zephyr LLC

Dated as of August 6, 2010

i

4.2	Authorization; Enforceability	33
4.3	No Conflict; Consents	33
4.4	Litigation	34
4.5	Brokers’ Fees	34
4.6	Financial Ability	34

ARTICLE V COVENANTS		34
5.1	Conduct of Business	34
5.2	Access	37
5.3	Third-Party Approvals	38
5.4	Regulatory Filings	38
5.5	Books and Records	40
5.6	Permits	41
5.7	Director and Officer Indemnification	41
5.8	Public Statements	42
5.9	Updating Certain Disclosures; Revising Disclosure Schedule	42
5.10	Exclusivity	43
5.11	Employee Matters	43
5.12	Notices and Consents.	43
5.13	Payoff Letters and Release	43
5.14	Owner Representative	43
5.15	Contract Compliance	44

ARTICLE VI TAX MATTERS		44
6.1	Responsibility for Filing Tax Returns, Payment of Taxes	44
6.2	Responsibility for Tax Audits and Contests	45
6.3	Cooperation on Tax Matters	45
6.4	Amended Tax Returns	45
6.5	Tax Refunds	45
6.6	Transfer Taxes	45
6.7	Merger Consideration Allocation	46
6.8	Disputes over Tax Provisions	46

ARTICLE VII CONDITIONS TO CLOSING		46
7.1	Conditions to Obligations of the Buyer Parties	46
7.2	Conditions to the Obligations of the Companies	48
7.3	Conditions to the Obligations of Each Party	49
7.4	Casualty Loss	50
7.5	Deliveries at the Closing	50

ARTICLE VIII INDEMNIFICATION		51
8.1	Survival	51
8.2	Indemnification	52
8.3	Limitations on Liability	53
8.4	Procedures	56
8.5	Characterization of Payments	58
8.6	Losses	58

ARTICLE IX TERMINATION		58
9.1	Termination	58
9.2	Effect of Termination.	59

ARTICLE X MISCELLANEOUS		60
10.1	Notices	60
10.2	Assignment	61
10.3	Further Assurances	61
10.4	Rights of Third Parties	61
10.5	Expenses	61
10.6	Counterparts	61
10.7	Entire Agreement	62
10.8	Disclosure Schedule	62
10.9	Amendments	62
10.10	Severability	62
10.11	Governing Law; Jury Waiver	62
10.12	Owner Representative	63
10.13	Specific Performance	65

LIST OF EXHIBITS

Exhibit 2.3	Form of Certificates of Merger

Exhibit 2.7(a)	Form of Letter of Transmittal

Exhibit 2.7(b)	Form of Paying Agent Agreement

Exhibit 2.8	Form of Escrow Agreement

Exhibit 2.9(a)	Balance Sheet Date Net Working Capital

Exhibit 2.9(b)	Net Income Amount Example

Exhibit 7.1(j)	Form of Release

Exhibit 7.1(k)	Form of Non-Competition Agreement

Exhibit 7.1 (n)	Net Merger Consideration Payment Schedule

LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge

Schedule 1.1(b)	Permitted Liens

Schedule 1.1(c)	Approved Capital Expenditures

Schedule 3.3(a)	Capitalization of Zephyr Services

Schedule 3.3(b)	Capitalization of Zephyr Management

Schedule 3.5	No Conflict; Consents

Schedule 3.7	Financial Statements

Schedule 3.8	Absence of Certain Changes

Schedule 3.9	Taxes

Schedule 3.10(a)	Material Contracts

Schedule 3.10(d)	Contracts

Schedule 3.11	Intellectual Property

Schedule 3.12	Employee Benefit Plans

Schedule 3.13	Environmental Matters

Schedule 3.14	Compliance with Laws; Permits

Schedule 3.15	Insurance

Schedule 3.17(a)	Leased Real Property

Schedule 3.17(b)	Liens

Schedule 3.19	Company Guaranties

Schedule 3.20	Related Party Transactions

Schedule 5.1	Conduct of Business

Schedule 7.1(f)	Required Consents

v

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of August 6, 2010 (this “Agreement”), is entered into by and among Regency Gas Services LP, a Delaware limited partnership (the “Buyer”), Regency Zephyr LLC, a Delaware limited liability company (the “Merger Sub”), Zephyr Gas Management, LLC, a Texas limited liability company (“Zephyr Management”), and Zephyr Gas Services, LP, a Texas limited partnership (“Zephyr Services”). Individually, each of the Buyer, Merger Sub, Zephyr Management and Zephyr Services is a “Party” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, Zephyr Management is the general partner of Zephyr Services;

WHEREAS, the Merger Sub is a wholly owned subsidiary of the Buyer;

WHEREAS, the managers of Zephyr Management (the “Managers”), the members of Zephyr Management (the “Members”) and the holders of Units (as defined in the Partnership Agreement) of Zephyr Services (the “Unit Holders”) have (i) determined that it is in the best interest of Zephyr Management, the Members, Zephyr Services and the Unit Holders, and declared it advisable, to enter into this Agreement providing for the merger of Zephyr Management and Zephyr Services with and into the Merger Sub, in accordance with the TBOC and the DLLCA, upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in accordance with the TBOC and the DLLCA, upon the terms and conditions contained herein;

WHEREAS, the general partner of the Buyer and the member of the Merger Sub have (i) unanimously approved this Agreement and declared it advisable for Buyer and Merger Sub to enter into this Agreement, and (ii) unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the TBOC and DLLCA, upon the terms and conditions contained herein; and

WHEREAS, the Buyer, the Merger Sub and the Companies desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transaction contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accountants” has the meaning provided such term in Section 2.9(c)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreed Rate” means (a) the annual rate of interest published by The Wall Street Journal as one-month LIBOR on the Business Day that interest begins to accrue under Section 2.9(d) plus (b) 250 basis points per annum, such rate to change each month on the monthly anniversary of such Business Day based on the quotation of one month LIBOR in The Wall Street Journal on the latest day on or prior to such anniversary that The Wall Street Journal is published.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Allocation” has the meaning provided such term in Section 6.7.

“Ancillary Agreements” mean the Certificates of Merger, the Escrow Agreement, the Paying Agent Agreement, the Releases and any other agreement executed at or prior to Closing pursuant hereto.

“Approved Capital Expenditures” means the capital expenditures by the Companies that are either (i) listed on Schedule 1.1(c) or (ii) approved by the Buyer in advance in writing (both the project and the amounts to be spent with respect thereto).

“Audited Financial Statements” has the meaning provided such term in Section 3.7.

“Balance Sheet Date” has the meaning provided such term in Section 3.7.

“Balance Sheet Date Net Working Capital” has the meaning provided such term in Section 2.9(a).

“Basket” has the meaning provided such term in Section 8.3(a)(ii).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).

“Buyer Material Adverse Effect” means any circumstance, change or effect that materially impedes the ability of the Buyer Parties to complete the transactions contemplated herein.

“Buyer Parties” means the Buyer and the Merger Sub.

“Casualty Loss” has the meaning provided such term in Section 7.4.

“Ceiling” has the meaning provided such term in Section 8.3(a)(iii).

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Certificates of Merger” has the meaning provided such term in Section 2.3.

“Change of Control Amounts” means any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided), accelerated payment, vesting or funding (through a grantor trust or otherwise) of compensation or benefits or other similar payments (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments) that a Company upon Closing, to the extent not paid as of 11:59 p.m. on the day prior to the Closing Date, will become obligated to pay (other than Expenses, Severance Obligations and Merger Consideration) to any employee of a Company or any officer, director or manager of a Company as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, regardless of whether such amounts are payable at or after Closing.

“Claim Notice” has the meaning provided such term in Section 8.4(a).

“Closing” has the meaning provided such term in Section 2.9.

“Closing Date” has the meaning provided such term in Section 2.9.

“Closing Payment Amount” means (a) $185,000,000 plus (b) (i) the Estimated Net Working Capital Excess, if any, and the (ii) Estimated Reimbursable Amount, if any, minus (c) (i) the Escrow Amount, (ii) the Owner Representative Reserve, (iii) the Estimated Net Working Capital Deficiency, if any, (iv) the Estimated Net Income Amount, (v) the Change of Control Amounts, if any, (vi) the Severance Obligations, if any, (vii) the Excess Casualty Loss, if any, and (viii) the Expenses and the Debt Payoff Amount set forth in the Estimated Closing Statement.

“Closing Statement” has the meaning provided such term in Section 2.9(c)(i).

“Closing Statement Submission Deadline” has the meaning provided such term in Section 2.9(c)(iv).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall mean Zephyr Management or Zephyr Services and “Companies” shall mean Zephyr Management and Zephyr Services.

“Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by the Zephyr Owners or their Affiliates in support of obligations of any Company.

“Company Indemnified Party” has the meaning provide such term in Section 5.7(a).

“Company Material Adverse Effect” means any circumstance, change or effect (whether short term or long term, or whether or not foreseeable as of the date of this Agreement) that (a) has had, has, or is reasonably expected to have a material adverse effect on or to the business, operations (including results of operation), assets, liabilities or financial condition of the Companies taken as a whole, or (b) that materially impedes the ability of the Companies to complete the transactions contemplated herein; provided, however, a Company Material Adverse Effect shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which the Companies operate that does not materially disproportionately affect the business, operations (including results of operation), assets, liabilities or financial condition of the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; (ii) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of its business consistent with past practice; (iii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting energy prices or the value of oil and gas assets, which does not materially disproportionately affect the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; (iv) the bankruptcy insolvency or other financial distress of any of the Companies’ customers or suppliers; (v) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, which do not materially disproportionately affect the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; (vi) changes in Law, GAAP, or the interpretation thereof, which do not materially disproportionately affect the Companies taken as a whole; (vii) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (viii) matters that will be reflected in the calculation of Effective Time Net Working Capital; (ix) the loss of any employee of any Company or (x) acts of God.

“Confidentiality Agreement” means the Letter Agreement, dated May 28, 2010, by and between Regency Energy Partners LP and Zephyr Services.

“Constituent of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, or similar phrase by any Environmental Law, any petroleum hydrocarbon or fraction thereof, asbestos, or PCBs, or any other substance as to which the handling, storage, treatment or exposure of or to is regulated under any Environmental Law.

“Continuing Claim” has the meaning provided such term in Section 8.1(c).

“Contract” means any agreement, lease, license or contract, or other legally binding commitment, whether written or oral, but excluding Plans.

“Credit Agreement” means the Credit Agreement dated May 24, 2010, by and among Zephyr Gas Services, LP, the Lender parties thereto and Capital One National Association, as Syndication Agent and Administrative Agent, as amended.

“D&O Tail Amount” has the meaning provided in Section 5.7(d).

“De Minimis Loss Amount” has the meaning provide such term in Section 8.3(a)(i).

“Debt Payoff Amount” means the amount of all unpaid Third-Party Debt as of the Closing Date, including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that will be incurred in connection with the payment and discharge of such Third-Party Debt as contemplated by this Agreement.

“Debt Payoff Letter” means a payoff letter, in form and substance reasonably satisfactory to Buyer, from each lender of Third-Party Debt setting forth (i) the aggregate amount, including interest, breakage costs, prepayment penalties, and other fees, required to be paid to satisfy fully all Third-Party Debt owed to such lender and (ii) wire transfer instructions for such lender. Each Debt Payoff Letter shall provide for the release and termination of all Liens, recourse and other obligations associated with the Third-Party Debt that is the subject of such Debt Payoff Letter upon receipt of the amount specified in such Debt Payoff Letter to be paid on the Closing Date.

“Direct Claim” has the meaning provided such term in Section 8.4(d).

“Disclosure Schedule” means the schedules attached hereto.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Time” has the meaning provided such term in Section 2.3.

“Effective Time Net Working Capital” has the meaning provided such term in Section 2.9(c)(i).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, or other entity having legal capacity, other than a Governmental Authority.

“Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of human health or the environment, including: (a) all requirements pertaining to reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any Order issued to any Company thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended as of the date hereof, any regulations promulgated pursuant thereto, and any state or local counterparts, but shall not include the Occupational Health and Safety Act or other Laws relating to worker protection.

“Environmental Permits” all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the businesses of each Company.

“Escrow Account” has the meaning provide such term in Section 2.8(a)(i).

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, by and among the Escrow Agent, the Owner Representative and the Buyer Parties, substantially in the form attached hereto as Exhibit 2.8.

“Escrow Amount” has the meaning provided such term in Section 2.8(a)(i).

“Estimated Adjustment Amount” means the Estimated Working Capital Adjustment Amount plus the Estimated Reimbursable Amount less the sum of (x) the Expenses as set forth on the Estimated Closing Statement, (y) the Debt Payoff Amount as set forth on the Estimated Closing Statement and (z) the Estimated Net Income Amount.

“Estimated Closing Statement” has the meaning provided such term in Section 2.9(b).

“Estimated Effective Time Net Working Capital” has the meaning provided such term in Section 2.9(b).

“Estimated Net Income Amount” has the meaning provided such term in Section 2.9(b).

“Estimated Net Working Capital Adjustment Amount” means the Estimated Net Working Capital Excess or Estimated Net Working Capital Deficiency, as applicable.

“Estimated Net Working Capital Deficiency” has the meaning provided such term in Section 2.9(b).

“Estimated Net Working Capital Excess” has the meaning provided such term in Section 2.9(b).

“Estimated Reimbursable Amount” has the meaning provided such term in Section 2.9(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means either of the Companies or any trade or business, whether or not incorporated, that together with either of the Companies, would be considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Excess Casualty Loss” has the meaning provided such term in Section 7.4.

“Expenses” means to the extent existing at 11:59 p.m. on the Closing Date, the aggregate amount of unpaid Transaction Expenses and other similar unpaid amounts that have been or are expected to be incurred by a Company on or prior to the Closing Date arising from the provision of services through the Closing for the Owner Representative, the Zephyr Owners, a Company, any officers, directors or managers of a Company, the Owner Representative or the Zephyr Owners in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Owner Representative, the Zephyr Owners, the Companies or any officers, directors or managers of a Company, the Owner Representative or the Zephyr Owners, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by the Owner Representative, the Zephyr Owners and/or the Companies, (iii) the out of pocket expenses, if any, of the Owner Representative, the Zephyr Owners and/or the Companies or any officers, directors or managers of the Owner Representative, the Zephyr Owners and/or the Companies incurred in such capacity, in each case to the extent a liability of or to be incurred by a Company.

“Final Adjustment Amount” means the Working Capital Adjustment Amount plus the Reimbursable Amount less the sum of (x) the Expenses, (y) the Debt Payoff Amount and (z) the Net Income Amount all as based on the Closing Statement as finally determined pursuant to Section 2.9(d).

“Financial Statements” has the meaning provided such term in Section 3.7.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means (i) the receipt of authorizations required or (ii) the expiration of all applicable waiting periods (and any extensions thereof), under the HSR Act.

“Indebtedness” means, without duplication, (i) any Indebtedness for Borrowed Money of a Company, (ii) any obligations of a Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of a Company for or on account of capitalized leases, (iv) any obligations of a Person other than a Company secured by a Lien against any assets of a Company, (v) any obligations of a Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of a Company under any currency, commodity or interest rate swap, hedge or similar protection device, (vii) any obligations of the types described in clauses (i) through (vi) above of any Person other than a Company, the payment of which is guaranteed, directly or indirectly, by a Company.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (b) any guaranty with respect to indebtedness for borrowed money of another Person and (c) with respect to Zephyr Services, all obligations arising in connection with the Credit Agreement.

“Indemnified Party” has the meaning provided such term in Section 8.4(a).

“Indemnifying Party” has the meaning provided such term in Section 8.4(a).

“Individual Claim” has the meaning provided such term in Section 8.2(a)(ii).

“Individual Indemnity Limit” has the meaning set forth in Section 8.3(a)(iv).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and any applications or registrations for any of the foregoing.

“IRS” means Internal Revenue Service of the United States.

“Justice Department” means the United States Department of Justice.

“Knowledge of the Buyer Parties” means the actual knowledge of Christofer Rozzell, Steven Meisel and Frances Kilborne, without requirement of investigation or inquiry.

“Knowledge of the Companies” or the “Companies’ Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(a), without requirement of investigation or inquiry.

“Law” means any applicable statute, law, rule, regulation, ordinance, or Order of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.

“Leased Real Property” has the meaning provided such term in Section 3.17(a).

“Leases” has the meaning provided such term in Section 3.17(a).

“Letter of Transmittal” has the meaning provided such term in Section 2.7(a).

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien(s)” means any liens, charges, pledges, mortgages, deeds of trust, hypothecations, security interests or preferential purchase rights.

“Losses” has the meaning provided such term in Section 8.2(a).

“Managers” has the meaning provide such term in the recitals.

“Material Contracts” has the meaning provided such term in Section 3.10(a).

“Members” has the meaning provided such term in the recitals.

“Membership Interest” has the meaning provided such term the Zephyr Management LLC Agreement.

“Merger” has the meaning provided such term in Section 2.1.

“Merger Consideration” means the Closing Payment Amount, as adjusted pursuant to Section 2.9.

“Merger Consideration Deficit” has the meaning provided such term in Section 2.9(d).

“Merger Consideration Surplus” has the meaning provided such term in Section 2.9(d).

“Merger Sub” has the meaning provided such term in the preamble to this Agreement.

“Net Income Amount” means net income, plus depreciation, in each case determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), in substantially the manner set forth on Exhibit 2.9(b), with respect to the period beginning on July 1, 2010 and ending on the Effective Time, and without giving effect to the transactions contemplated hereby.

“Net Merger Consideration Payment Schedule” is the schedule attached hereto as Exhibit 7.1(n).

“Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the total current assets of the Companies as of such date minus the total current liabilities of the Companies as of such date, in each case determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements) and without giving effect to the transactions contemplated hereby; provided, however, that (a) current assets shall not include Tax assets, cash or cash equivalents and (b) current liabilities shall not include (i) Expenses, (ii) the Debt Payoff Amount, (iii) deferred Tax liabilities, (iv) Change of Control Amounts, (v) Severance Obligations or (vi) any liabilities or payables relating to an Approved Capital Expenditure.

“Non-Competition Agreement” means a non-competition agreement in substantially the form attached hereto as Exhibit 7.1(k), which Non-Competition Agreements with respect to (a) Glen Wind and (b) Carlos Rodriguez are being executed and delivered concurrently with the signing of this Agreement, but to be effective as of the Closing.

“Non-Escrow Indemnity Claims” means any and all claims for indemnification brought by a Buyer Indemnified Party pursuant to Sections 8.2(a)(ii).

“Objection Notice” has the meaning provided such term in Section 2.9(c)(iii).

“Order” means any order, judgment, injunction, ruling, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any arbitrator, court, administrative agency or other Governmental Authority with jurisdiction.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Owner Indemnified Parties” has the meaning provided such term in Section 8.2(b).

“Owner Materials” has the meaning provided such term in Section 2.7(a).

“Owner Representative” means the Person appointed as the Owner Representative as contemplated by Section 10.12.

“Owner Representative Reserve” has the meaning provided such term in Section 10.12(b).

“Party” and “Parties” has the meaning provided in the preamble to this Agreement.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Zephyr Gas Services, LP, as amended.

“Paying Agent” means JPMorgan Chase Bank, National Association.

“Paying Agent Agreement” means the Payment Agent Agreement to be entered into concurrently with the execution of this Agreement, by and between the Owner Representative, the Paying Agent, and the Buyer Parties, substantially in the form attached hereto as Exhibit 2.7(b).

“Payoff Letters” means a payoff letter or invoice, in form and substance reasonably satisfactory to Owner Representative and Buyer, from each Person to whom Expenses are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes being contested in good faith by appropriate proceedings or for current Taxes not yet due and payable, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising by operation of Law in the ordinary course of business securing payments or obligations being contested in good faith by appropriate proceedings or not yet delinquent for which adequate reserves have been established on the books and records of the Companies, (c) Liens of public record in the real property records in the jurisdiction in which the Companies’ assets to which they relate are located and which do not materially interfere with the operation of the business of the Companies, (d) the rights of third parties under any Material Contracts and that have been fully disclosed to the Buyer Parties on the appropriate schedule to this Agreement, (e) Liens entered into in the ordinary course of business consistent with past practice that do not secure the payment of Indebtedness for Borrowed Money and that do not materially and adversely affect the ability of either Company to conduct its business, (f) Liens created by Buyer, or its successors and assigns, (g) Liens that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the value, marketability or continued use (consistent with historical use thereof) of the assets subject thereto, (h) Liens which are or will be released at or prior to the Closing Date and are listed on Schedule 1.1(b) and (i) other Liens listed on Schedule 1.1(b).

“Person” means any individual, Governmental Authority or Entity of any kind.

“Plans” has the meaning provided such term in Section 3.12(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning provided such term in Section 6.1(a).

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice.

“Regulatory Approvals” means any and all approvals and authorizations of a Governmental Authority required to permit Buyer to use any of the assets of the Companies, or any Permits with respect thereto, after Closing.

“Reimbursable Amount” means the aggregate amount (if any) of cash paid by the Companies from July 1, 2010 through the Closing Date for the Approved Capital Expenditures.

“Release” shall mean the Releases in substantially the form attached hereto as Exhibit 7.1(j), which Releases with respect to (a) Glen Wind and (b) Carlos Rodriguez are being executed and delivered concurrently with the signing of this Agreement, but to be effective as of the Closing.

“Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Review Period” has the meaning provided such term in Section 5.9(a).

“Schedule Update” has the meaning provided such term in Section 5.7(a).

“Series A Unit”, “Series A-1 Unit”, “Series B Unit”, “Series B-1 Unit”, “Series C Unit”, “Series C-1 Unit”, “Series D Unit”, “Series D-1 Unit”, “Series E Unit” and “Series E-1 Unit” have the meanings set forth in the Partnership Agreement.

“Severance Obligations” means any severance payment or similar obligation of a Company to any director, officer, manager or employee of a Company, or any other consultant, independent contractor or other service provider employed or engaged by a Company pursuant to any contract or agreement with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, or tax indemnification obligations or other similar payments and the Companies’ portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments. but excluding salary, accrued bonus, accrued vacation and other compensation and benefits through the date of any such termination, and further excluding any payment or other obligation pursuant to Law.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Straddle Tax Returns” has the meaning provided such term in Section 6.1(b).

“Submission” has the meaning provided such term in Section 2.9(c)(iv).

“Surviving Company” has the meaning provided such term in Section 2.1.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing relating to Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Tax” or “Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, unclaimed property and escheat obligations and other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, gross receipts, alternative or add on minimum sales, use, transfer, service, occupation, ad valorem, value added, real or personal property, environmental, excise, severance, estimated, payroll, employment, social security, unemployment, disability or withholding taxes, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group of which a Company is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any similar foreign, state or local law; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“TBOC” has the meaning the Texas Business Organizations Code, as may be amended from time to time.

“Termination Date” has the meaning provided such term in Section 9.1(3).

“Third-Party Claim” has the meaning provided such term in Section 8.4(a).

“Third-Party Debt” means all (a) outstanding Indebtedness for Borrowed Money of any Company from any Person other than the other Company and (b) outstanding Indebtedness of any Person other than a Company that is secured by a Lien on any assets of a Company or guaranteed by a Company.

“Title Representations” means the representations and warranties made by the Companies in Section 3.3 hereof and the representations and warranties made by the Zephyr Owners in the Letters of Transmittal regarding title to the Membership Interests and Units in the Companies.

“Transaction Expenses” shall mean any and all third party fees and expenses incurred by the Companies in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby, including any fees and expenses of legal counsel, financial advisors, investment bankers, the Paying Agent, the Escrow Agent, brokers, strategic consultants, tax consultants, outsourced operations, service providers, accountants and auditors.

“Unit” has the meaning provide such term in the Partnership Agreement.

“Unit Holder” has the meaning provide such term in the recitals.

“United States” means United States of America.

“Working Capital Adjustment Amount” shall mean the Working Capital Surplus, expressed as a positive number, or the Working Capital Deficit, expressed as a negative number, as reflected in the Closing Statement.

“Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital as reflected on the Closing Statement is less than the Balance Sheet Date Net Working Capital.

“Working Capital Surplus” shall mean the amount, if any, by which the Net Working Capital as reflected on the Closing Statement exceeds the Balance Sheet Date Net Working Capital.

“Zephyr Management” has the meaning provided such term in the preamble of this Agreement.

“Zephyr Management LLC Agreement” means that certain Amended and Restated Company Agreement of Zephyr Gas Management, LLC, as amended.

“Zephyr Owner” means a Member or Unit Holder and “Zephyr Owners” collectively, means the Members and the Unit Holders.

“Zephyr Owner Percentage” shall be the applicable percentages set forth on the Net Merger Consideration Payment Schedule as the “Zephyr Owner Percentage” for each Zephyr Owner.

“Zephyr Owner Taxes” means any and all Taxes imposed on the Companies or for which the Companies may otherwise be liable (a) for any Pre Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.1(b)); (b) resulting from a breach of the representations and warranties set forth in Section 6.1(b) (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or covenants set forth in Section 6.1; (c) as a result of a Company being a member of any consolidated group on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any similar foreign, state or local law; (d) of any other Person for which a Company is or has been liable as a transferee or successor, by contract or otherwise; or (e) that are social security, medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement; provided, that no such Tax will constitute a Zephyr Owner Tax to the extent such Tax was included as a current liability in the determination of Effective Time Net Working Capital.

“Zephyr Services” has the meaning provided such term in the preamble to this Agreement.

1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

TERMS OF THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Zephyr Management and Zephyr Services shall merge with and into the Merger Sub in accordance with the applicable provisions of the TBOC and the DLLCA (the “Merger”). Following the Effective Time, the separate existence of Zephyr Management and Zephyr Services shall cease and the Merger Sub shall be the surviving Entity in the Merger (the “Surviving Company”) and shall continue its existence under the Laws of the State of Delaware.

2.2 Effects of the Merger. As of the Effective Time, (a) the certificate of formation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company unless and until thereafter amended and (b) the limited liability company agreement of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company unless and until thereafter amended. Subject to the foregoing, any additional effects of the Merger shall be as provided for by applicable Laws.

2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, the Certificates of Merger in substantially the forms attached hereto as Exhibit 2.3 (the “Certificates of Merger”), shall be executed by and filed with the Secretary of State of the States of Texas and Delaware. The Parties shall make all such other filings or recordings in connection with the Merger when and as required under the TBOC, the DLLCA or other applicable Laws. The Merger shall become effective at the time the Certificates of Merger are duly filed with the Secretary of State of the State of Texas in accordance with the TBOC and the Secretary of State of the State of Delaware in accordance with the DLLCA, or at such later time or date as the Buyer Parties and the Companies shall agree and as shall be set forth in the applicable Certificate of Merger (the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in the Certificates of Merger and the applicable provisions of the TBOC and the DLLCA.

2.4 Reserved.

2.5 Reserved.

2.6 Effect of the Merger on the Membership Interests and the Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Member or Unit Holder:

(a) Series A Units. Each Series A Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series A Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(b) Series A-1 Units. Each Series A-1 Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series A-1 Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(c) Series B Units. Each Series B Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series B Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(d) Series B-1 Units. Each Series B-1 Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series B-1 Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(e) Series C Units. Each Series C Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series C Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(f) Series C-1 Units. Each Series C-1 Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series C-1 Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(g) Series D Units. Each Series D Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series D Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(h) Series D-1 Units. Each Series D-1 Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series D-1 Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(i) Series E Units. Each Series E Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series E Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(j) Series E-1 Units. Each Series E-1 Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to the Zephyr Services Series E-1 Per Unit Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(k) Membership Interests. Each Membership Interest that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into and become a right to receive, subject to and in accordance with the procedures set forth in Section 2.7 and otherwise subject to Section 2.8 and Section 2.9, at the times specified herein, an amount equal to Zephyr Management Per Membership Interest Percentage Merger Consideration, as set forth on the Net Merger Consideration Payment Schedule.

(l) The Parties agree to treat the sale of the Membership Interests and Units by the Zephyr Owners for U.S. federal income tax purposes as a sale in 2010 of the Membership Interests and Units by the Zephyr Owners and a purchase in 2010 of all of the assets of the Companies by the Buyer (as described in Situation 2 of Revenue Ruling

99-6, 1999-1 C.B. 432). The existence of each of the Companies as a partnership for U.S. federal income tax purposes shall terminate as of the Closing Date. The Parties hereby agree that the cash received by the Zephyr Owners for the assignment, sale or transfer of his, her or its Membership Interests or Units to the Buyer, shall be treated as a sale of such Zephyr Owner’s Membership Interests or Units for cash. If, contrary to the forgoing, the Parties hereto are required to treat the assignment, sale or transfer of the Membership Interests and Units as a merger or consolidation of the Companies with and into Buyer pursuant to Section 708(b)(2)(A) of the Code, then the Parties intend that: (i) such merger or consolidation shall be treated in the manner set forth in the Treasury Regulations Section 1.708-1(c)(3)(i); (ii) this Agreement is intended to and shall constitute an election to treat such assignment, sale or transfer as a sale of Membership Interests and Units by the Zephyr Owners to the extent of cash received pursuant to Treasury Regulations Section 1.708-1(c)(4); and (iii) to the extent of cash received by any Zephyr Owner, to treat such Zephyr Owner as selling their respective Membership Interests and Units for cash pursuant to Treasury Regulations Section 1.708-1(c)(4) and Example 5 of the Treasury Regulations Section 1.708-1(c)(5).

2.7 Procedures.

(a) Upon the delivery to the Paying Agent by each Zephyr Owner of a duly completed and executed Letter of Transmittal in the form attached hereto as Exhibit 2.7(a) (each, a “Letter of Transmittal”), including all documents required pursuant thereto (collectively with the Letter of Transmittal, the “Owner Materials”), such Zephyr Owner shall be entitled to receive, at the times specified herein, in exchange therefor the amount(s) set forth in Section 2.8 and Section 2.9, as applicable, payable by the Paying Agent in accordance with the Paying Agent Agreement. The amounts paid pursuant to this Section 2.7 and the Paying Agent Agreement shall be deemed to be full payment and satisfaction of all rights pertaining to the Units and Membership Interests represented by such Owner Materials, except for any rights of the Zephyr Owners as set forth in this Agreement or the Ancillary Agreements. Until the Owner Materials are delivered to the Paying Agent as contemplated by this Section 2.7(a), each such Unit and Membership Interest shall be deemed at any time after the Effective Time to represent only the right to receive the amount set forth in Section 2.8, as applicable.

(b) As of the Effective Time, the books of the Companies shall be closed and thereafter there shall be no transfers of any Units or Membership Interests of the Companies, as applicable.

2.8 Closing Payments.

(a) Buyer Payments. At the Closing, the Buyer shall make the following payments:

(i) an amount equal to $27,750,000.00 (the “Escrow Amount”), to be deposited in an account (the “Escrow Account”) with the Escrow Agent;

(ii) an amount equal to $250,000, to be deposited in an account with the Escrow Agent to serve as the Owner Representative Reserve;

(iii) an amount equal to the Closing Payment Amount to be deposited with the Paying Agent for disbursement among the Members and Unit Holders pursuant to the Net Merger Consideration Payment Schedule and the Paying Agent Agreement; provided that upon delivery of such payment by the Buyer to the Paying Agent, the Buyer’s obligation to pay the Closing Payment Amount to the Members and the Unit Holders at Closing shall be fully satisfied;

(iv) to the Owner Representative the D&O Tail Amount;

(v) to the extent unpaid, to each holder of any Third-Party Debt the amounts specified in the Debt Payoff Letters;

(vi) to the extent unpaid, to the payees of any Expenses in the amounts specified in the Payoff Letters less, to the extent applicable, Medicaid, Social Security, income tax, unemployment tax and other amounts required to be withheld; and

(vii) an amount of $684,044 representing excess cash as of the Balance Sheet Date to be deposited with the Paying Agent.

(b) Form of Payments. All payments to be made by the Buyer pursuant to Section 2.8(a) shall be made 100% in cash in immediately available funds.

(c) Escrow Account. The Escrow Agent will hold the Escrow Amount delivered pursuant to Section 2.8(a) in the Escrow Account, with such amount to be held and disbursed pursuant to the provisions of the Escrow Agreement.

(d) Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement any such amounts required to be deducted and withheld with respect to payment under any provision of Tax law. If the Buyer withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Buyer made such deduction or withholding.

2.9 Merger Consideration Adjustment.

(a) Balance Sheet Date Net Working Capital. The “Balance Sheet Date Net Working Capital” means $(5,878,475.00) (which is a negative number and includes the Net Working Capital calculated as of the Balance Sheet Date plus an agreed upon amount of $1,500,000), as calculated in the manner set forth on Exhibit 2.9(a).

(b) Estimates. At least 5 Business Days prior to Closing, the Companies shall prepare in good faith and deliver to the Buyer a statement (the “Estimated Closing Statement”), setting forth (i) Expenses, the Debt Payoff Amount and a reasonably detailed determination of the Companies’ good faith estimation of (A) the Net Working

Capital as of the Effective Time plus an agreed upon amount of $1,500,000 (the “Estimated Effective Time Net Working Capital”) calculated in the same manner as the calculation of the Balance Sheet Date Net Working Capital set forth on Exhibit 2.9(a), (B) the Net Income Amount (the “Estimated Net Income Amount”) calculated in the same manner as the calculation on Exhibit 2.9(b) and (C) the Reimbursable Amount (the “Estimated Reimbursable Amount”), together with reasonably detailed supporting information, (ii) based on such Estimated Effective Time Net Working Capital, the Estimated Net Working Capital Adjustment Amount and (iii) the Companies’ calculation of the Closing Payment Amount. If the Estimated Effective Time Net Working Capital is less than the Balance Sheet Date Net Working Capital, the amount equal to such difference is the “Estimated Net Working Capital Deficiency.” If the Estimated Effective Time Net Working Capital is greater than the Balance Sheet Date Net Working Capital, the amount equal to such difference is the “Estimated Net Working Capital Excess.” The Expenses and the Debt Payoff Amount to be set forth on the Estimated Closing Statement shall be based on amounts set forth in the Payoff Letters and Debt Payoff Letters, or, to the extent a Payoff Letter or Debt Payoff Letter has not been provided for any Expense or Third-Party Debt, the Companies’ good faith estimate of such amount, and in each case, shall be subject to final determination in the preparation of the Closing Statement. If the Buyer has any questions or disagreements regarding the Estimated Closing Statement, the Buyer shall contact the Owner Representative at least 2 Business Days prior to the Closing Date, and in such case the Owner Representative and the Buyer shall in good faith attempt to resolve any questions or disagreements. If the Owner Representative and the Buyer agree on changes to the Companies’ proposed Estimated Closing Statement (including the Expenses, the Debt Payoff Amount, the calculation of the Estimated Effective Time Net Working Capital, the Estimated Net Working Capital Adjustment Amount, the Estimated Net Income Amount, the Estimated Reimbursable Amount, or the Closing Payment Amount set forth therein) based on such discussions, then the Closing Payment Amount to be paid at Closing shall be determined by giving effect to such changes (and the Estimated Closing Statement, as so adjusted, shall be deemed to be the Estimated Closing Statement for all purposes herein). If the Owner Representative and the Buyer do not agree on changes to such amounts, then the Closing Payment Amount to be paid at Closing shall be determined based on the amounts set forth in the Estimated Closing Statement initially delivered by the Companies. In either such case, appropriate adjustments to the Merger Consideration shall be made after the Closing pursuant to Sections 2.9(c) and 2.9(d).

(c) Post-Closing Merger Consideration Reconciliation.

(i) As soon as reasonably practicable following the Closing Date, but in no event later than 60 days after the Closing Date, the Buyer Parties shall prepare in good faith and deliver to the Owner Representative a statement (the “Closing Statement”), setting forth (A) Expenses, the Debt Payoff Amount and a reasonably detailed proposed final calculation of (1) the Net Working Capital as of the Effective Time (“Effective Time Net Working Capital”) calculated in the same manner as the calculation of the Balance Sheet Date Net Working Capital set forth on Exhibit 2.9(a), (2) the Net Income Amount calculated in the same manner as the calculation on Exhibit 2.9(b) and (3) the Reimbursable Amount,

together with reasonably detailed supporting information, (B) based on such Effective Time Net Working Capital, the Working Capital Adjustment Amount and (C) based on such amounts, the Merger Consideration Surplus or the Merger Consideration Deficit.

(ii) From and after the delivery of the Closing Statement, the Buyer Parties shall provide the Owner Representative and its Representatives reasonable access to the records and employees of the Buyer Parties and their Affiliates and shall cause the employees of the Buyer Parties and their Affiliates to cooperate in all reasonable respects with the Owner Representative in connection with its review of such work papers and other documents and information relating to the calculation of Expenses, the Debt Payoff Amount, the Reimbursable Amount, the Effective Time Net Working Capital and the Net Income Amount, as the Owner Representative shall reasonably request and that are available to the Buyer Parties and their Affiliates.

(iii) Within 30 days after the Owner Representative’s receipt of the Closing Statement, the Owner Representative shall notify the Buyer if the Owner Representative disagrees with the Closing Statement, which notice shall set forth in reasonable detail the particulars of such disagreement (the “Objection Notice”). If the Owner Representative provides a notice of agreement or does not deliver to the Buyer an Objection Notice within such 30-day period, then the Owner Representative shall be deemed to have accepted the calculations and the amounts set forth in the Closing Statement delivered by the Buyer, which shall then be final, binding and conclusive for all purposes hereunder. If any such Objection Notice is timely delivered, then the Owner Representative and the Buyer shall each endeavor in good faith for a period of 30 days thereafter to resolve any disagreements with respect to the calculations in the Closing Statement.

(iv) If, at the end of the 30-day resolution period, the Owner Representative and the Buyer are unable to resolve any disagreement between them with respect to the preparation of the Closing Statement, then each such Party shall deliver simultaneously to PricewaterhouseCoopers (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by such Parties, the accounting firm ultimately chosen, the “Accountants”) the Objection Notice, the Closing Statement and any engagement, indemnity and other agreements as the Accountants may require as a condition to such engagement (each a “Submission”) within 5 days of retaining the Accountants (the “Closing Statement Submission Deadline”). Such Parties shall instruct the Accountants to deliver to the Parties a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accountants by the Parties, or their respective Affiliates) of, and the Accountants’ engagement shall be limited to the resolution of, disputed amounts set forth in the Closing Statement that have been identified by the Owner Representative in the Objection Notice, which resolution shall be in accordance with this Agreement, and no other matter relating to the Closing Statement shall be subject to determination by the Accountants except to the extent affected by resolution of the disputed amounts. In resolving any disputed item, the Accountants shall not assign a value to any item greater than the greatest value for such item claimed by the Buyer or the Owner Representative or less than the smallest value for such item claimed by the Buyer or the Owner Representative. Such Parties shall cooperate diligently with any reasonable request of the Accountants in an effort to resolve any disputed matter as soon as reasonably possible after the Accountants are engaged. If possible, the decision of the Accountants shall be made within 20 days after the Closing Statement Submission Deadline. The fees and expenses of the Accountants shall be allocated by the Accountants between the Buyer Parties, on the one hand, and the Zephyr Owners, on the other hand, and in accordance with their Zephyr Owner Percentage (which the Owner Representative must first pay out of the Owner Representative Reserve, to the extent available), so that the aggregate amount of such fees and expenses paid by the Zephyr Owners bears the same proportion to the total fees and expenses as the aggregate dollar amount of items unsuccessfully disputed by the Owner Representative, if any (as determined by the Accountants), bears to the total dollar amount of items in dispute, and the Buyer Parties shall pay the remainder of such fees and expenses, if any. The determination of the Accountants shall be final, binding and conclusive for all purposes hereunder, absent manifest error or fraud.

(d) True-Up Payment. If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the amount of such shortfall, if any, the “Merger Consideration Deficit”), the Owner Representative and Buyer Parties shall, within 5 Business Days after the final determination of the Closing Statement, promptly deliver joint instructions to the Escrow Agent, instructing the Escrow Agent to (i) pay to Buyer from the Escrow Account, in cash by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the Merger Consideration Deficit and (ii) pay to an account or accounts designated by the Owner Representative in cash by wire transfer of immediately available funds, an amount equal to $9,250,000.00 less the Merger Consideration Deficit (if such difference is a positive number). If the Final Adjustment Amount is more than the Estimated Adjustment Amount (the amount of such excess, the “Merger Consideration Surplus”), (i) Buyer shall, within 5 Business Days after the final determination of the Closing Statement, promptly pay to an account or accounts designated by the Owner Representative in cash by wire transfer of immediately available funds, an amount equal to the Merger Consideration Surplus and (ii) Owner Representative and Buyer Parties shall, within 5 Business Days after the final determination of the Closing Statement, promptly deliver joint instructions to the Escrow Agent, instructing the Escrow Agent to pay to an account or accounts designated by the Owner Representative from the Escrow Account, in cash by wire transfer of immediately available funds, an amount equal to $9,250,000.00. Any payment due either Buyer or the Owner Representative under this Section 2.9(d) shall accrue interest at an annual rate equal to the Agreed Rate, which interest shall begin to accrue on the Closing Date and end on the date such payment is made.

(e) No Duplicative Effect. The provisions of this Section 2.9 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculations of (including any component of) Net Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

2.10 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Locke Lord Bissell & Liddell LLP, at 10:00 a.m., Houston, Texas time no later than five (5) Business Days after all conditions precedent set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied or waived (other than those conditions precedent that by their nature are to be satisfied at Closing) or at such other date and time as the Parties may agree. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES

The Companies, jointly and severally, represent and warrant to the Buyer Parties that the statements contained in this Article III are true and correct as of the date hereof, except in all cases as set forth in the Disclosure Schedule.

3.1 Organization. Each Company (a) is duly formed, validly existing and in good standing (if applicable) under the Laws of the State of Texas and (b) has the requisite limited partnership or limited liability company power and authority (as applicable) to own, lease and operate its properties and to carry on its business as now being conducted. Each Company is duly qualified to do business in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so qualified, except where failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. The Companies have made available to the Buyer Parties true copies of all existing Organizational Documents of the Companies.

3.2 Authority. Each Company has all requisite limited partnership or limited liability company power and authority (as applicable) to execute and deliver this Agreement and each Ancillary Agreement to which it is or shall be a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or shall be a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of each Company and no other limited liability company or limited partnership proceeding (as applicable) on the part of the Companies is necessary to authorize this Agreement or any Ancillary Agreement to which it is or shall be a party. This Agreement and each Ancillary Agreement to which it is or shall be a party have been duly and validly executed and delivered by each Company, and assuming due execution and delivery of each of the other Parties hereto and thereto, this Agreement and each Ancillary Agreement to which it is or shall be a party constitute valid and binding obligations of each

Company, enforceable against each Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Companies have delivered to the Buyer true and complete copies of the resolutions duly adopted by the managers of Zephyr Management, the Members and the Unit Holders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.3 Capitalization.

(a) The issued and outstanding equity interests of Zephyr Services consist solely of the Units set forth on Schedule 3.3(a). All issued and outstanding Units are owned of record by each of the Unit Holders and in the respective amounts set forth opposite the names of such Unit Holders on Schedule 3.3(a), or at Closing by Entities controlled by such respective Unit Holder. All Units are duly authorized, validly issued, fully paid and non-assessable. All prior offerings and issuances of Units have been made in accordance, in all material respects, with applicable securities Laws and no Units or other securities of Zephyr Services have been issued in violation of any preemptive or other preferential rights of subscription or purchase of any Person.

(b) The issued and outstanding equity interests of Zephyr Management consist solely of Membership Interests set forth on Schedule 3.3(b). All issued and outstanding Membership Interests are owned of record by each of the Members and in the respective amounts set forth opposite the names of such Members on Schedule 3.3(b), or at Closing by Entities controlled by such respective Member. All Membership Interests are duly authorized, validly issued, fully paid and non-assessable. All prior offerings and issuances of Membership Interests have been made in accordance, in all material respects, with applicable securities Laws and no Membership Interests or other securities of Zephyr Management have been issued in violation of any preemptive or other preferential rights of subscription or purchase of any Person.

(c) Except as set forth in the Zephyr Management LLC Agreement or the Partnership Agreement, there are, and on the Closing Date after giving effect to the transactions contemplated by this Agreement there will be, no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which either Company is a party or by which it is otherwise bound that provide for the issuance, delivery, sale, purchase, redemption or acquisition of Units or Membership Interests, as applicable, or any other equity interests in either Company, or obligating either Company to grant, extend or enter into any such option, warrant, right, call, commitment, conversion right, plan or agreement, or permit any Person to share or participate in any of the profits, revenues or sales of either Company. Except as set forth in the Zephyr Management LLC Agreement or the Partnership Agreement, there are no preemptive rights, rights of first refusal or first offer, option grants or exercise rights, voting or veto rights, change of control or similar rights, anti-dilution protections or other rights that any equity holder, officer, employee or director of either is (or would be) entitled to invoke as a result of the transactions contemplated by this Agreement or otherwise.

3.4 Interests in Other Entities. Except for Zephyr Management’s general partner interest in Zephyr Services, neither Company (a) owns, of record or beneficially, any shares of voting equity or any other equity securities of any Person or (b) has any other ownership or equity interest, of record or beneficially, in any Person.

3.5 No Conflict; Consents. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement and the Ancillary Agreements by the Companies and the consummation of the transactions contemplated hereby and thereby by the Companies do not and will not:

(a) violate or conflict with any Law applicable to the Companies or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority (except for the HSR Act filings addressed by Section 5.4(b));

(b) violate, conflict with or result in any breach of any Organizational Document of the Companies;

(c) require any filing with, or obtaining any permit, consent or approval of, or the giving of any notice to, any Person (except for the HSR Act filings addressed by Section 5.4(b)); or

(d) (i) violate, conflict with or result in any breach of any Material Contract to which either Company is a party or by which either Company may be bound, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien (other than a Permitted Lien) under any Material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such violation, conflict, breach or termination or creation of a Lien (other than a Permitted Lien), except with respect to Sections 3.5(a), (c) and (d), as would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Litigation. Neither Company is subject to any Order and there are no Proceedings pending or, to the Knowledge of the Companies, threatened in writing against either Company, nor are there any reviews or investigations relating to either Company pending or, to the Knowledge of the Companies, threatened in writing by or before any arbitrator or any Governmental Authority.

3.7 Financial Statements. Schedule 3.7 sets forth true and complete copies of (a) the audited consolidated balance sheet of Zephyr Services as of, and for the years ended, December 31, 2009, 2008 and 2007, together with the related audited consolidated statements of income, changes in the equity holders’ capital and cash flow for the period then ended and all related footnotes (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of Zephyr Services as of June 30, 2010 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in the equity holders’ capital and cash flow for the six (6) month period then ended, collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, present fairly, in all material respects, the financial position and results of operations of Zephyr Services for the periods ended on such dates, and have been prepared in accordance with GAAP and contain all notes required by

GAAP, except for normal year-end adjustments and the absence of footnotes with respect to the Financial Statements described in clause (b) of this Section 3.7. Except as set forth on Schedule 3.7, as of the date of this Agreement there is no material liability, contingent or otherwise, of either Company that is not reflected or reserved against in the Financial Statements, other than (a) liabilities that would not be required to be presented in unaudited interim financial statements (or disclosed in the notes thereto) prepared in conformity with GAAP and that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Companies taken as a whole; (b) liabilities under this Agreement; (c) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; or (d) liabilities incurred since the date of the Financial Statements in the ordinary course of business consistent with past practices of the Companies that are not material to the financial condition or operating results of either Company.

3.8 Absence of Certain Changes. Except as disclosed on Schedule 3.8, from the Balance Sheet Date until the date of this Agreement, (a) there has not been any Company Material Adverse Effect, and (b) the business of the Companies has been conducted, in all material respects, in the ordinary course of business consistent with past practices of the Companies. Without limiting the foregoing, except as set forth on Schedule 3.8, there has not occurred between the Balance Sheet Date and the date hereof:

(a) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the assets or properties of any Company in an amount exceeding $100,000 individually or $500,000 in the aggregate;

(b) any incurrence of a Lien (other than a Permitted Lien) on any of the assets or properties of any Company;

(c) any (i) amendment of the Organizational Documents of any Company, (ii) recapitalization, reorganization, liquidation or dissolution of any Company or (iii) merger or other business combination involving any Company;

(d) any sale or transfer by either Company of any material piece of equipment, personal property or other asset used in connection with the operation or maintenance of the Company’s business; or

(e) any commencement or termination by any Company of any line of business.

3.9 Taxes. Except as set forth on Schedule 3.9, (a) all Tax Returns required to be filed by or with respect to the Companies have been duly filed and each such Tax Return is true, correct and complete in all material respects, (b) all Taxes owed by the Companies or for which the Companies may be liable which are or have become due have been paid in full or adequately reserved against and taken into account in the Working Capital Adjustment Amount, (c) there are no Liens, other than Permitted Liens, on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, (d) all Tax withholding and deposit requirements imposed on or with respect to the Companies have been satisfied in full in all respects, (e) there is no claim pending by any Governmental Authority in connection with any

Tax owing by the Companies, and no assessment, deficiency, or adjustment has been asserted, proposed or, to the Knowledge of the Companies, threatened, with respect to any Taxes or Tax Returns of or with respect to the Companies, (f) no written notification has been received by any of the Companies that any Tax Returns are under audit or examination by any Governmental Authority, (g) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of the Companies or the assessment or collection of any Tax from the Companies, (h) no Company is a party to any Tax allocation or sharing arrangement, other than the Partnership Agreement, the Zephyr Management LLC Agreement, and any other partnership, limited liability company, joint venture or other operating agreement of an Entity in which a Company holds an ownership interest, (i) except for Zephyr Management’s equity interest in Zephyr Services, none of the property of the Companies is held in an arrangement that is classified as a partnership for U.S. federal Tax purposes and the Companies do not own any interest in any other entity the income of which is or could be required to be included in the income of the Companies, (j) no Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise, (k) no claim has been made by any Governmental Authority in a jurisdiction where the Companies do not file a Tax Return that a Company is or may be subject to taxation in that jurisdiction, (l) each of the Companies is currently treated, and has been treated since formation, as a partnership for federal income tax purposes and has not made an election to be treated as an association taxable as a corporation for federal income tax purposes, (m) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Companies, (n) all of the property of the Companies that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing and no portion of the property of the Companies constitutes omitted property for property tax purposes, (o) each of the Zephyr Owners is a U.S. person as defined in Section 7701(a)(30) of the Code, and (p) less than fifty percent of the value of the gross assets of each Company consists of U.S. real property interests for purposes of Treasury Regulations Section 1.1445-11T(d)(2)(i).

The representations and warranties of this Section 3.9 are the sole representations and warranties of the Companies with respect to Tax matters.

3.10 Contracts.

(a) Schedule 3.10(a) contains a true and complete listing of the following Contracts in effect on the date of this Agreement and to which any Company is a party (each Contract that is required to be listed on Schedule 3.10(a), together with any other Contract that would have been required to be disclosed on Schedule 3.10(a) being a “Material Contract”):

(i) except for any intercompany Indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness for Borrowed Money;

(ii) each Contract that individually involves revenues to the Companies in excess of $100,000 for the year-to-date period ended on the Balance Sheet Date;

(iii) each Contract involving a remaining commitment by any Company to undertake capital expenditures with respect to its business in excess of $100,000;

(iv) each Contract for the lease of personal property involving aggregate payments in excess of $50,000 in any calendar year ending after the date hereof;

(v) each Contract that provides for a limit on the ability of any Company to engage or compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi) any partnership or joint venture agreement covering any assets of either Company or other Contract involving a sharing of profits, losses, costs or liabilities by either Company with any other Person;

(vii) each Contract with any director, officer or employee of either Company;

(viii) any security agreement, mortgage or other agreement creating a Lien (other than Permitted Liens);

(ix) each Contract with the top 5 customers by revenues received by the Companies for the year ended December 31, 2009, and to the extent different from the foregoing Contracts, each Contract with the top 5 customers by revenues received by the Company for the 6 month period ended June 30, 2010;

(x) each Contract with the top 5 suppliers and fabricators by payments made by the Companies for the year ended December 31, 2009, and to the extent different from the foregoing Contracts, each Contract with the top 5 suppliers and fabricators by payments made by the Companies for the 6 month period ended June 30, 2010; and

(xi) except for Contracts of the nature described in clauses (i) through (x) above, each Contract involving aggregate payments by or to any Company in excess of $100,000 in such calendar year ending after the date hereof that cannot be terminated by the Company upon 60 days or less notice without payment penalty.

(b) True and complete copies of all Material Contracts (including all amendments thereto) have been made available to the Buyer Parties.

(c) Each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Company that is a party thereto and, to the Knowledge of the Companies, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Neither the Companies nor, to the Knowledge of the Companies, any other party is in material breach of any Material Contract, neither Company has received any written notice of termination or breach of any Material Contract and to the Companies’ Knowledge, neither Company has received oral notice of any breach or violation of any Material Contract or termination or intention to terminate any Material Contract. Each Company has complied in all material respects with the terms of each Material Contract to which it is a party and has performed all of its material obligations thereunder. To the Companies’ Knowledge, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default under any Material Contract by either Company or would provide any party to any Material Contract with a right (with or without notice or the lapse of time or both) to terminate, amend or modify such Material Contract or be entitled to any material payment under such Material Contract.

(d) To the Companies’ Knowledge, Schedule 3.10(d) contains a true and complete listing of each Contract (other than the Material Contracts or Contracts that have terminated or expired) to which any Company is a party. True and complete copies of all Contracts (including all amendments thereto) other than the Material Contracts have been provided to the Buyer Parties.

3.11 Intellectual Property. Schedule 3.11 lists all registered Intellectual Property of the Companies owned by either Company. Each Company (a) owns, licenses or otherwise has the valid right to use all Intellectual Property that is currently used in the operation of such Company’s business, and to the Knowledge of the Companies, the use of such Intellectual Property by the Surviving Company in substantially the same manner following the Closing will not infringe upon the rights of any third party, and (b) has taken reasonable measures to protect the proprietary nature of each item of such Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses, in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. No third party has delivered a written notice, or to the Companies’ Knowledge oral notice, to the Companies asserting a claim that any Company is infringing on the Intellectual Property of such third party and, to the Knowledge of the Companies, no third party is infringing on the Intellectual Property owned or exclusively licensed by any Company.

3.12 Employee Benefit Plans.

(a) Schedule 3.12 sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other material compensation (including, without limitation, salary, equity-based, profit-sharing, stock ownership, incentive, deferred, bonus, performance, vacation or paid time off, holiday compensation or other similar compensation) or benefit (including, without limitation, retirement, savings, health or welfare, hospitalization, insurance, disability, other fringe benefit or similar benefit) plans, programs, arrangements, contracts or schemes, written, statutory or contractual, with respect to which the any Company or ERISA Affiliate has any obligation or material liability to contribute or that are maintained, contributed to or sponsored by any Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of any Company or any ERISA Affiliate, but excluding, however, any plan or arrangement maintained by a Governmental Authority to which a Company or any ERISA Affiliate is contributing to, or within the six years immediately prior to the Closing was required to contribute to, pursuant to applicable Law (collectively, the “Plans”).

(b) None of the Plans (i) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (iv) provides for the payment of separation, severance, termination, change in control or similar-type benefits to any person or (v) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of a Company or any ERISA Affiliate, except to the extent required by Law.

(c) Each Plan is in compliance in all material respects with all applicable Laws, and the Companies and all ERISA Affiliates have satisfied all of their statutory, regulatory, financial and contractual obligations with respect to each such Plan, in each case except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Companies, threatened with respect to any Plan (other than claims for benefits in the ordinary course of business).

(d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

The representations and warranties of this Section 3.12 are the sole representations and warranties of the Companies with respect to employee benefit plans.

3.13 Environmental Matters. Except as set forth on Schedule 3.13:

(a) The Companies are and have been in material compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Environmental Permits;

(b) The Companies are not subject to any outstanding Order from any Governmental Authority under any Environmental Laws requiring remediation of any Constituents of Concern or the payment of any fine or penalty, and none of the Companies has received any notice of alleged or potential liability for the disposal, management, or handling of any Constituent of Concern; and

(c) No Company is subject to any pending or, to the Knowledge of the Companies, threatened Proceeding alleging noncompliance or liability under any Environmental Law.

The representations and warranties of this Section 3.13 are the sole representations and warranties of the Companies with respect to environmental matters.

3.14 Compliance with Laws; Permits. Except as set forth on Schedule 3.14:

(a) The Companies are in material compliance with all applicable Laws.

(b) The Companies possess all material Permits necessary for them to own their assets and operate their business as currently conducted. To the Knowledge of the Companies, (i) all such Permits are in full force and effect, (ii) the Company holding such Permits is in compliance with all material obligations with respect thereto and (iii) there are no Proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.

(c) Notwithstanding any provision in this Section 3.14 (or any other provision of this Agreement) to the contrary, Section 3.9 (Taxes), Section 3.12 (Employee Benefit Plans) and Section 3.13 (Environmental Matters), shall be the exclusive representations and warranties with respect to Tax, employee benefits and environmental matters, respectively, and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 3.14.

3.15 Insurance. Schedule 3.15 contains a true, correct and complete list of all policies of property, fire and casualty, product liability, workers’ compensation, title, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of insurance held by the Companies. Each of the insurance policies set forth on Schedule 3.15 is in full force and effect, all premiums due and payable thereon have been paid and no written notice of cancellation or termination has been received by either Company with respect thereto. There are no outstanding claims under any such insurance policies and, to the Companies’ Knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) reasonably would be expected to give rise to or serve as the basis for any such claim under any such policy. Neither Company has received any written or, to the Companies’ Knowledge, oral notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. Neither Company is a party to any Contract, and the insurance policies listed on Schedule 3.15 do not contain any provision, that would affect the rights of either Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.

3.16 Labor Relations. As of the date of this Agreement, no Company is (a) a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Company and, to the Knowledge of the Companies, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by a Company that seek recognition of a collective bargaining unit, or (b) subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of the Companies, threatened between a Company on one hand and any group of its respective employees on the other hand.

3.17 Title to Properties and Related Matters.

(a) Real Property. The Companies do not own real property. Schedule 3.17(a) of the Disclosure Schedule describes all of the real property leasehold interests of the

Companies (the “Leased Real Property”). The Companies have delivered or made available to the Buyer true and complete copies of any leases related to the Leased Real Property, including all amendments thereto (the “Leases”). The Leases are legal, valid and binding obligations of the applicable Company that is a party thereto. Each of the Leases is unmodified and in full force and effect and the Companies have not delivered or received any written notice of termination thereunder. The Companies hold by valid leaseholds, easements or similar agreements, rights of use or access sufficient to enable the Companies to conduct their business as currently conducted without material interference.

(b) Personal Property. Each Company is the sole and exclusive owner of or has a valid leasehold interest in all material personal property that is necessary for the ownership and operation of its business as currently conducted. Such personal property of the Companies is in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Companies to be operated in the ordinary course of business consistent with past practices of the Companies. As of the date of this Agreement, all of the material assets of the Companies are free and clear of all Liens except for Permitted Liens or those Liens set forth on Schedule 3.17(b). There are no preferential rights, rights to purchase, rights of first refusal, rights of first offer or similar rights relating to any of the tangible property of the Companies.

3.18 Brokers’ Fees. Except for Barclays Capital Inc., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Companies or any of their Affiliates.

3.19 Company Guaranties. Schedule 3.19 describes all Company Guaranties posted by the Zephyr Owners, their Affiliates or third parties in connection with the businesses of the Companies.

3.20 Related Party Transactions. Schedule 3.20 describes all material services provided to either Company by an Affiliate of either Company. Except as set forth on Schedule 3.20, there are no written Contracts, or to the Companies’ Knowledge, oral Contracts, to which either Company is a party, in which any manager, officer, director, employee or Affiliate of either Company has a financial interest (other than compensation arrangements disclosed on Schedule 3.12).

3.21 Disclaimer of Additional and Implied Warranties. The Companies are making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Each Buyer Party, jointly and severally, represents and warrants to the Companies and the Zephyr Owners that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization of Buyer Party. Each Buyer Party is (a) a limited partnership or limited liability company (as applicable), duly formed, validly existing and in good standing under the laws of Delaware and (b) has the requisite limited partnership or limited liability company power and authority (as applicable) to own, lease and operate its properties and to carry on its business as now being conducted. Each Buyer Party is duly qualified to do business in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so qualified, except where failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer Parties have made available to the Companies true copies of all existing Organizational Documents of the Buyer Parties.

4.2 Authorization; Enforceability. Each Buyer Party has all requisite limited partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or shall be a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or shall be a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of each Buyer Party, and no other limited partnership or limited liability company (as applicable) proceeding on the part of any Buyer Party is necessary to authorize this Agreement or any Ancillary Agreement to which it is or shall be a party. This Agreement and each Ancillary Agreement to which it is or shall be a party have been duly and validly executed and delivered by each Buyer Party, and assuming due execution and delivery of each of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which it is or shall be a party constitute a valid and binding obligation of each Buyer Party, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict; Consents. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer Parties and the consummation of the transactions contemplated hereby and thereby by the Buyer Parties do not and will not:

(a) violate or conflict with any Law applicable to any Buyer Party or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority (except for the HSR Act filings addressed by Section 5.4(b);

(b) violate, conflict with or result in any breach of any Organizational Document of the Buyer Parties; or

(c) require any filing with, or obtaining any permit, consent or approval of, or the giving of any notice to, any Person.

except with respect to Sections 4.3(a) and (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Litigation. Neither Buyer Party is subject to any Order and there are no Proceedings pending or, to the Knowledge of the Buyer Parties, threatened in writing against any Buyer Party, nor are there any reviews or investigations relating to any Buyer Party pending or, to the Knowledge of the Buyer Parties, threatened in writing by or before any arbitrator or any Governmental Authority.

4.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Buyer Parties or any of their Affiliates.

4.6 Financial Ability. The Buyer Parties have, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the Merger Consideration.

ARTICLE V

COVENANTS

5.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, except: (i) as set forth in Schedule 5.1, (ii) as provided in the Material Contracts, (iii) as required by Law or Order, or (iv) as specifically contemplated by this Agreement, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Companies shall:

(i) operate their business and maintain their assets in the ordinary course and in accordance with their past operating and maintenance practices;

(ii) preserve substantially intact their business organizations, and use Reasonable Efforts to (A) maintain their rights, privileges and immunities and to maintain their relationships with their customers and suppliers and (B) retain the services of the employees it would otherwise retain in the ordinary course of business consistent with past practice;

(iii) use Reasonable Efforts to maintain and to keep their properties and assets in good working order, repair and condition, ordinary wear and tear excepted;

(iv) use Reasonable Efforts to keep in full force and effect insurance applicable to their assets and operations comparable in amount and scope of coverage to that currently maintained; and

(v) (A) keep and maintain accurate (in all material respects) books, records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their business or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal Proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all employees and independent contractors of and consultants to the Companies; (D) comply in all material respects with the requirements of all applicable Laws and all actions and requirements of any Governmental Authority necessary in the operation of its business; and (E) comply and use Reasonable Efforts to enforce the provisions of all Material Contracts.

(b) Without limiting the generality or effect of Section 5.1(a), prior to the Closing, except (i) as set forth in Schedule 5.1, (ii) as provided in the Material Contracts, (iii) as required by Law or Order, or (iv) as specifically contemplated by this Agreement, from the date of this Agreement until the Closing Date, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Companies shall not:

(i) amend their Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up their business, or adopt a plan or resolution to liquidate, dissolve, recapitalize or otherwise wind up their business;

(iii) (A) grant or increase in any material respect, any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its employees, or (B) adopt, enter into or amend in any material respect any Plan;

(iv) change their accounting methods, policies or practices; change any Tax election or make any new Tax election, except as required by Law; make any settlement of or compromise any Tax liability; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(v) sell, assign, transfer, or otherwise dispose of any material assets;

(vi) except with respect to the Approved Capital Expenditures, make or commit to make any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting a Company;

(vii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(viii) issue, sell or otherwise dispose of, or grant any Lien on any equity interests, notes, bonds or other securities of any Company (except for intercompany loans between the Companies) or any option, warrant or right to acquire same;

(ix) (A) redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding equity interests of any Company or (B) split, combine or reclassify any of the equity interests of any Company or (C) declare, set aside or pay any dividend or other distribution in respect of its equity interests;

(x) acquire, directly or indirectly, (A) whether by merger or consolidation, by purchasing an equity interest or otherwise, any business or division of any Person or (B) any material assets or properties other than the acquisition of assets from suppliers or vendors in the ordinary course of business;

(xi) grant, create, assume or incur any Lien (except for Permitted Liens) with respect to any of its respective assets;

(xii) incur or guarantee any additional Indebtedness, except for intercompany loans among the Companies, or issue or sell any debt securities or warrants or rights to acquire any debt securities or guaranty any debt securities of others;

(xiii) (A) amend, modify, waive or assign any rights or obligations under or otherwise change in any material respect any Material Contract, (B) terminate any Material Contract before the expiration of the term thereof, other than to the extent any such Material Contract terminates pursuant to its terms in the ordinary course of business, or (C) enter into any Contract with any Affiliate of the Companies;

(xiv) enter into or assume any Contract that would constitute a Material Contract, other than Contracts entered into in the ordinary course of business consistent with past practice subject to Section 5.15;

(xv) (A) employ any common law employees of the Companies, other than (i) the employees employed as of the date of this Agreement and replacements for, and on substantially similar terms as, any such employees whose employment is terminated after the date of this Agreement and (ii) employees with an individual annual salary of less than $75,000, (B) enter into or otherwise become obligated to make payments under or with respect to, (1) any equity based, performance, profit-sharing, incentive or deferred compensation plan or arrangement or other fringe benefit plan, (2) any consulting, employment, severance, bonus, termination, change in control or similar Contract with any Person or (3) any amendment, augmentation or extension of any such plan or Contract, or any amendment, augmentation or extension of any Plan, except as required by Law or as is immaterial in amount and authorized pursuant to existing terms of such plans, arrangements or Contracts, (C) grant, pay, or otherwise become liable for or obligated to pay, any severance obligation, change of control amounts, bonus or increase in compensation or benefits to, or forgive any Indebtedness of, any director, officer, manager or employee or any former independent contractor, consultant or agent of any Company; or (D) make any loan to, or enter into any other transaction with, any of its directors, officers, managers or employees;

(xvi) waive any claims or rights pertaining to the business of the Companies other than claims which are immaterial in amount and consequence to the business of the Companies; or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.

5.2 Access.

(a) From the date hereof through the Closing, the Companies shall afford to the Buyer Parties and their authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and employees of the Companies and shall furnish such Buyer Parties and their authorized Representatives with all financial and operating data and other information concerning the affairs of the Companies as the Buyer Parties and such Representatives may reasonably request. The Companies shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, the Buyer Parties shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. No investigations or inspections by any Buyer Party or their authorized Representative will reduce or otherwise affect the obligation or liability of the Companies with respect to any express representations, warranties, covenants or agreements made herein or in any instrument, agreement or document executed and delivered in connection with this Agreement. Notwithstanding the foregoing, the Buyer Parties shall have no right of access to, and the Companies shall have no obligation to provide to the Buyer Parties, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to the Companies or any of their Affiliates relating to such information or would cause a Company or any of the Companies’ Affiliates to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law or an Order. Further, the Buyer Parties shall have no right to perform or conduct any environmental sampling or other invasive environmental investigating on or about any property, real or personal of any Company, without the Companies’ prior written consent, which the Companies may grant, condition or withhold in their sole discretion.

(b) Other than as a result of the gross negligence or willful misconduct of the Companies or their Representatives, the Buyer Parties shall release, indemnify, defend and hold harmless the Owner Indemnified Parties and their Representatives, effective as of and from the date hereof, from and against any Losses arising directly or indirectly from or relating in any manner whatsoever to any site visits or inspections of the assets or properties of any Company pursuant to this Section 5.2. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 5.2 SHALL BE ENFORCEABLE REGARDLESS

OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION OTHER THAN AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON.

5.3 Third-Party Approvals. The Buyer and the Companies shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties (other than Regulatory Approvals covered by Section 5.4) that any of Buyer, the Companies or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

5.4 Regulatory Filings.

(a) From the date of this Agreement until the Closing, each of the Buyer Parties and Companies shall, and shall cause their respective Affiliates to, use its Reasonable Efforts to obtain the Regulatory Approvals (other than the Regulatory Approval required under the HSR Act, which is covered by Section 5.4(b)), and the Parties agree to cooperate fully with each other and with all Governmental Authorities to obtain the Regulatory Approvals at the earliest practicable date, and shall: (i) make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (iv) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (v) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any other Laws for additional information, documents or other materials, (vi) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (vii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting. Any filing fees made in connection with the actions contemplated by this Section 5.4(a) shall be borne equally by the Buyer, on one hand, and by the Zephyr Owners, on the other hand. The provisions set forth in Section 5.4(b) of this Agreement shall govern to the extent of any conflict with this Section 5.4(a).

(b) HSR Act Filings.

(i) As soon as practicable after the date hereof and in any event within ten (10) Business Days following the date of the Agreement, the Companies and the Buyer Parties each shall file a Notification and Report Form and such other filings as required under the HSR Act with the FTC and the Justice Department concerning the transactions contemplated by this Agreement.

(ii) The Companies and the Buyer Parties shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any further necessary filings or submissions under the provisions of the HSR Act. The Companies and the Buyer Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade Law. Except as prohibited by Law, the Companies and the Buyer Parties shall (A) promptly notify the other Party of any communication to that Party from the FTC, the Justice Department, any State Attorney General or any other Governmental Authority and, subject to applicable Laws, permit the other Party to review in advance any proposed written communication to any of the foregoing, (B) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, any related document or the transactions contemplated hereby and thereby unless it consults with the other Party in advance (and such Party will give the other Party a summary of such meeting or discussion promptly thereafter); and (C) supply to each other copies of all correspondence, filings or written communications (and memoranda setting forth the substance thereof) by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement.

(iii) The Buyer and the Companies each agree, and shall cause their respective Affiliates, to cooperate and to take any and all actions necessary to obtain any governmental clearances required for Closing with respect to the HSR Act or any other federal or state antitrust or fair trade Law, including early termination of the waiting period under the HSR Act and any applicable state antitrust or fair trade Law. The Buyer Parties and the Companies also each agree to take any and all actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction with respect to the HSR Act or any other federal or state antitrust or fair trade Law regarding the transactions contemplated by this Agreement.

(iv) The Buyer shall pay when due the initial filing fee and any other applicable fees required under the HSR Act, and the Companies shall reimburse the Buyer for one-half of such amount paid by the Buyer within two (2) Business Days following such payment.

(v) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require the Buyer Parties or any of its Affiliates to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Closing Date, or to commit or agree to any of the foregoing, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the transactions contemplated by this Agreement relating to antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding relating to the HSR Act or other antitrust, competition, premerger, notification or trade-regulation law, regulation or order. In addition, notwithstanding anything to the contrary herein, nothing in this Section 5.4 shall require any of the Parties to disclose to the other Parties confidential information about third parties in connection with seeking approvals from Governmental Authorities to the extent that such disclosures would constitute violations of Contractual obligations or legal duties, provided that this sentence shall not permit any Party to fail to disclose any information required to be filed with a Governmental Authority by this Agreement.

(vi) Subject to Section 5.4(b)(v), if any action or Proceeding is instituted (or threatened), challenging the transaction contemplated by this Agreement as violative of any Laws, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced, by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, each of the Buyer Parties and the Companies shall use Reasonable Efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction contemplated by this Agreement and to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

5.5 Books and Records. From and after the Closing:

(a) The Owner Representative shall deliver to the Buyer Parties, but may retain a copy of any or all of the data room materials and other books and records relating to the business or operations of the Companies on or before the Closing Date.

(b) The Buyer Parties shall preserve and keep a copy of all books and records relating to the business or operations of the Companies on or before the Closing Date in the Buyer Parties’ possession in accordance with the Buyer Parties’ standard document retention procedures and applicable Law, but for a period of not less than five (5) years. During the period of time in which the Buyer Parties are obligated to preserve such books and records, the Buyer Parties shall allow the Owner Representative, at no charge or fee to the Owner Representative, full access to such books and records as remain in the Buyer Parties’ possession and full access to the properties and employees of the Buyer Parties and the Affiliates in connection with matters relating to the business or operations of the Companies on or before the Closing Date and any disputes relating to this Agreement. After the period of time in which the Buyer Parties are obligated to preserve such books and records, before the Buyer Parties shall dispose of any such books and records, the Buyer Parties shall give the Owner Representative at least 90 days’ prior notice to such effect, and the Owner Representative shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as the Owner Representative may select.

5.6 Permits. The Buyer Parties shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. The Companies shall use Reasonable Efforts to cooperate with the Buyer Parties to provide information necessary to apply for such Permits.

5.7 Director and Officer Indemnification.

(a) The Buyer and the Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former managers or officers of the Companies (as provided in the Organizational Documents of the Companies), and each of the foregoing who served as a director or officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of a Company, in their capacities as such and not as stockholders and/or equity holders of the Companies or otherwise (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), as the case may be, shall survive the Merger and shall continue in full force and effect with respect to all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in such person’s capacity as such occurring at or prior to the Effective Time.

(b) The rights of each Company Indemnified Party (and any other individuals entitled to indemnification or similar rights under Section 5.7(a)) hereunder shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party (and any other individuals entitled to indemnification or similar rights under Section 5.7(a)) may have under the Organizational Documents of the Companies, any other indemnification arrangement, the TBOC or otherwise. The provisions of this Section 5.7 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Company Indemnified Party (and any other individuals entitled to indemnification or similar rights under Section 5.7(a)).

(c) In the event the Buyer Parties or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer Parties, shall assume the obligations set forth in this Section 5.7.

(d) At the Closing, in addition to the Merger Consideration, Buyer shall pay to the Owner Representative in cash by wire transfer of immediately available funds to an account designated by the Owner Representative, an amount not to exceed $75,000.00 (the “D&O Tail Amount”), which the Owner Representative shall use to purchase up to a six (6) year tail policy to the directors and officers insurance policy of the Companies in effect immediately prior to the Closing. The Buyer shall exercise Reasonable Efforts to provide the Owner Representative with any assistance reasonably requested in order for the Owner Representative to purchase such a tail policy.

5.8 Public Statements. The Companies and Buyer agree that, from the date hereof through the Closing Date, this Agreement and its terms shall be kept confidential and no public release or announcement concerning the transactions contemplated by this Agreement shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except (a) as such disclosure, release or announcement may be required (i) by Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the disclosure, release or announcement shall allow the other Party reasonable time to comment on such disclosure, release or announcement in advance of such issuance, or (ii) in connection with any filing under the HSR Act (if applicable), (b) that Companies may make such an announcement to the Companies’ employees and (c) that the Parties may disclose the terms of this Agreement to their respective accountants and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (as long as such Persons are advised that they must keep the terms of this Agreement confidential). Notwithstanding the foregoing, Owner Representative and the Buyer Parties shall cooperate to prepare joint press releases to be issued on the Closing Date.

5.9 Updating Certain Disclosures; Revising Disclosure Schedule.

(a) The Companies shall provide the Buyer Parties with prompt written notice of (i) the occurrence, or failure to occur, of any event of which the Companies have Knowledge that causes or would be reasonably likely to cause any representation or warranty of the Companies contained in this Agreement or in the Ancillary Agreements to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (ii) the failure of either Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, or (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. Except as provided below, no such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder. Furthermore, the Companies may, by delivering written notice to the Buyer Parties, revise or supplement the Disclosure Schedule at any time prior to the Closing Date to either (i) reflected information that existed on the date hereof and should have been included on one ore more items of the Disclosure Schedule but was not, or (ii) reflect information that came into existence after the date hereof and would have been required to be disclosed on one or more items of the Disclosure Schedule if such information was in existence on the date of this Agreement (each, a “Schedule Update”); provided that in no event shall the Companies provide any such notice after the tenth Business Day prior to the Termination Date. The Buyer Parties shall have 10 Business Days to review each Schedule Update and the Closing Date shall be postponed as necessary for Buyer to do so (the “Review Period”). No Schedule Update will affect the rights of Buyer under Sections 8.2 or 9.1(b) of this Agreement; provided, however, that if any Schedule Update, together with all other prior Schedule Updates, gives the Buyer Parties a right to terminate the Agreement pursuant to Section 9.1(b), and the Buyer does not give the Companies written notice that it intends to terminate the Agreement within the Review Period (or if the cure period referenced in Section 9.1(b) is applicable, within five (5) days of the expiration of the cure period referenced in Section 9.1(b)), the Buyer Parties waive their right to terminate the Agreement for matters related to such Schedule Update.

(b) The Disclosure Schedules will be deemed to be updated with, and will include, such Schedule Update, but the Zephyr Owners will have indemnification obligations, if any, pursuant to Article VIII as if such Schedule Update did not occur.

5.10 Exclusivity. Prior to the Closing Date, Companies and their respective Affiliates will not and will cause each of their respective employees, officers and agents not to, directly or indirectly, (a) solicit, initiate, entertain or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the equity interests of the Companies, the assets of the Companies, or any material portion thereof, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

5.11 Employee Matters. Prior to the Closing, the Companies shall pay, in their discretion, accrued bonus amounts to their employees through the Closing Date.

5.12 Notices and Consents. The Companies will use Reasonable Efforts (including the payment of commercially reasonable costs) to obtain, prior to Closing, any consent required to be obtained prior to Closing with respect to the Merger and the Buyer Parties shall use Reasonable Efforts in cooperating with the Companies in obtaining such consents.

5.13 Payoff Letters and Release. Within five (5) Business Days prior to the Closing Date, each Company shall use its Reasonable Efforts to cause each payee of Third Party Debt and Expenses, as the case may be, to deliver a Debt Payoff Letter or an Payoff Letter to the Companies, copies of which shall be promptly delivered to the Buyer. Each Company shall use its Reasonable Efforts to cause Glen Wind and Carlos Rodriguez to reaffirm the Release provided by such individuals in connection with the execution of this Agreement.

5.14 Owner Representative. The Companies shall use their Reasonable Efforts to cause the Zephyr Owners to appoint the Owner Representative within twenty (20) days of the date hereof.

5.15 Contract Compliance. From the date hereof through the Closing, each of the Companies shall use its Reasonable Efforts to cause each Contract that either Company enters into, assumes or amends during such period to be in a form that would allow the Companies to earn “qualifying income” within the meaning of Section 7704(d) of the Code, and shall use its Reasonable Efforts to include therein contractual language proposed by the Buyer specifically relating thereto.

ARTICLE VI

TAX MATTERS

6.1 Responsibility for Filing Tax Returns, Payment of Taxes.

(a) Pre-Closing Tax Returns. The Owner Representative shall prepare all Tax Returns required to be filed by or with respect to each Company for a Pre-Closing Tax Period (“Pre-Closing Tax Returns”). For the avoidance of doubt, the Owner Representative shall cause to be prepared and timely filed the federal income Tax Returns for the Companies on IRS Form 1065 and all corresponding state income Tax Returns for the period that ends on the Closing Date. The Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than twenty (20) days prior to the due date for filing any such Tax Return, the Owner Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment. The Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to the Owner Representative. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return, the Zephyr Owners shall pay to the Buyer the amount of any Zephyr Owner Taxes with respect to such Tax Return.

(b) Straddle Period Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns of the Companies for all Straddle Periods (“Straddle Tax Returns”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Buyer shall file, or cause to be filed, all Straddle Tax Returns. Buyer shall provide a copy of each Straddle Tax Return, together with all supporting documentation and workpapers, to the Owner Representative at least twenty (20) days before the due date for such Tax Return. Prior to the filing of any Straddle Tax Return, Buyer shall make any revisions or adjustments reasonably requested by the Zephyr Owners. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Straddle Tax Return, the Zephyr Owners shall pay to the Buyer the amount of any Zephyr Owner Taxes with respect to such Tax Return for the amounts owed by the Zephyr Owners as calculated in the following sentence. Liability for Taxes attributable to a Straddle Period shall be apportioned between Buyer and Zephyr Owners as follows: (i) property and similar ad valorem Taxes shall be apportioned to the Zephyr Owners for the period up to and including the Closing Date and to the Buyer for the period after the Closing Date on a ratable daily basis; and (ii) all other Taxes shall be apportioned between Buyer and Zephyr Owners based on an interim closing of the books of each of the Companies as of the Closing Date. For this purpose, any margin or franchise Tax paid or payable with respect to the Companies shall be allocated to the taxable period during which the income, receipts, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax.

6.2 Responsibility for Tax Audits and Contests. The Zephyr Owners shall control any audit or contest with respect to any Taxes for a Pre-Closing Tax Period; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a Straddle Period; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense. The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither Buyer nor the Zephyr Owners shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold.

6.3 Cooperation on Tax Matters. The Buyer, the Zephyr Owners and the Owner Representative shall cooperate fully as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit or contest with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit or contest. The Owner Representative further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer or the Companies (including, but not limited to, with respect to the transactions contemplated hereby).

6.4 Amended Tax Returns. Unless required by applicable Law or as set forth below, Buyer agrees not to amend any of the Companies’ previously filed Tax Returns without Zephyr Owners’ prior consent if such amended Tax Return or settlement would increase (other than a de minimis amount) the amount of Zephyr Owner Taxes. Notwithstanding the above, Buyer may file or cause to be filed an amended Tax Return even if not required by applicable Law without the consent of the Zephyr Owners, provided that any additional Taxes resulting therefrom will not be deemed to constitute Zephyr Owner Taxes.

6.5 Tax Refunds. The Zephyr Owners shall be entitled to any refund of Taxes paid with respect to Taxes for a Pre-Closing Tax Period. Buyer shall be entitled to all other refunds except that refunds for a Straddle Period shall be apportioned between the Buyer and the Zephyr Owners in accordance with the principles set forth in Section 6.1(b). If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within twenty (20) Business Days after receipt, net of any costs or expenses incurred by such party or its Affiliates in procuring such refund.

6.6 Transfer Taxes. All state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement, together with any interest, penalties or additions thereto, shall be borne equally by Buyer and the Zephyr Owners.

6.7 Merger Consideration Allocation. At least five (5) days prior to the Closing, the Owner Representative shall deliver a proposed Allocation (as defined below) to the Buyer. The Owner Representative and Buyer shall thereafter use their best efforts to agree on the Allocation. The Merger Consideration (together with the liabilities of the Companies assumed by the Buyer) shall be allocated among the assets of the Companies subject to any applicable Code sections and Treasury regulations (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Zephyr Owners and Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, as applicable, in a manner consistent with the Allocation. If the Merger Consideration is subsequently adjusted for any reason such that an adjustment to the Allocation is needed in order for such Allocation to comply with this Section 6.7, the Owner Representative shall prepare such adjustment to the Allocation which adjustment shall be submitted to Buyer, and the Owner Representative and Buyer shall use their best efforts to agree on the final adjustment within thirty (30) days after the determination of the adjusted Merger Consideration. Buyer and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the Owner Representative may reasonably request in preparing any required adjustment to the Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 6.7, any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 6.7, the Owner Representative and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.

6.8 Disputes over Tax Provisions. The Accountants shall resolve any dispute between Buyer and the Zephyr Owners over the calculation of Taxes and under this Article VI substantially in the manner described in Section 2.9(c)(iv).

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Buyer Parties. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Buyer Parties:

(a) Representations, Warranties and Covenants of Companies. (i) Each of the representations and warranties of the Companies made in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date) and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date); (iii) each Company shall have performed or complied in all material respects with all of the covenants, agreements and obligations required by this Agreement to be performed or complied with by each Company on or before the Closing; and (iv) the Companies shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in this Section 7.1(a) have been fulfilled;

(b) Ancillary Agreements. The Buyer shall have received the Escrow Agreement and Paying Agent Agreement, duly executed and delivered by the parties thereto;

(c) Secretary’s Certificate. The Buyer Parties shall have received a certificate, dated the Closing Date and executed by the Secretary of the Zephyr Management, certifying the incumbency and signatures of the officers of the Zephyr Management authorized to act on behalf of the Zephyr Management and Zephyr Services in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the managers of Zephyr Management authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Companies’ Organizational Documents, all as may have been amended up through the Closing Date;

(d) Certificates of Status. The Buyer Parties shall have received certificates of good standing (if applicable) with respect to the Companies from the Secretary of State of Texas, in each case dated as of a date not more than ten (10) days prior to the Closing Date;

(e) Certificate of Value of Gross Assets Constituting U.S. Real Property Interests. The Buyer Parties shall have received from each of the Companies a certificate in accordance with Treasury Regulations Section 1.1445-11T(d)(2)(i) stating that less than fifty percent of the value of the gross assets of such Company consists of U.S. real property interests;

(f) Consents. All consents, authorizations and approvals set forth on Schedule 7.1(f) have been obtained and delivered to the Buyer Parties;

(g) Escrow Agent. All documents, instruments, certificates or other items required to be delivered to the Escrow Agent in connection with the Escrow Agreement shall have been delivered;

(h) Reaffirmation of Releases. The Buyer Parties shall have received the reaffirmation of the Releases of Glen Wind and Carlos Rodriguez.

(i) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the Balance Sheet Date, and the Companies shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the condition specified in this Section 7.1(i) has been fulfilled;

(j) Zephyr Owner Documents. The Buyer Parties shall have received from each Zephyr Owner (i) an executed Letter of Transmittal and (ii) an executed Internal Revenue Service Form W-9;

(k) Releases. The Buyer Parties shall have received executed Releases, in substantially the form attached hereto as Exhibit 7.1(j), from (i) all of the officers of Zephyr Services and the officers and managers of Zephyr Management, and (ii) Zephyr Owners holding at least ninety percent (90%) of the Membership Interests in Zephyr Management;

(l) Non-Competition Agreements. Each of the Non-Competition Agreements entered into with Glen Wind and Carlos Rodriguez shall be in full force and effect as of the Closing Date. The Buyer Parties shall have received an executed Non-Competition Agreement, effective as of Closing, from each of Lance Perryman, Wesley McGuffin and John K. Thompson;

(m) Owner Representative. The Buyer Parties shall have received written evidence, reasonably satisfactory to the Buyer Parties, that an Owner Representative has been appointed by the Zephyr Owners and that the Owner Representative has affirmed and agreed to perform all of the obligations of the Owner Representative under this Agreement;

(n) Net Merger Consideration Payment Schedule. The Buyer Parties shall have received the Net Merger Consideration Payment Schedule (which will be attached hereto as Exhibit 7.1(n) at Closing), and shall be entitled to rely on such Net Merger Consideration Payment Schedule with respect to the payment of the Merger Consideration; and

(o) Other Deliveries. All documents, instruments, certificates or other items required to be delivered pursuant to Section 7.5(a) shall have been delivered.

7.2 Conditions to the Obligations of the Companies. The obligation of the Companies to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Companies:

(a) Representations, Warranties and Covenants of the Buyer Parties. (i) Each of the representations and warranties of the Buyer Parties made in this Agreement (A) that are qualified by materiality or Buyer Material Adverse Effect will be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), and (B) that are not qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date); (ii) each

Buyer shall have performed or complied in all material respects with all of the covenants, agreements and obligations required by this Agreement to be performed or complied with by the Buyer Parties on or before the Closing; and (iii) the Buyer Parties shall have delivered to the Companies a certificate, dated the Closing Date, certifying that the conditions specified in this Section 7.2(a) have been fulfilled;

(b) Closing Payment Amount. The Buyer Parties shall have delivered the payments required pursuant to Section 2.8(a) in accordance with Section 2.8(a);

(c) Ancillary Agreements. The Companies shall have received the Escrow Agreement and Paying Agent Agreement, duly executed and delivered by the parties thereto;

(d) Secretary’s Certificate. The Companies shall have received a certificate, dated the Closing Date and executed by the Secretaries of the Buyer Parties, certifying the incumbency and signatures of the officers of the Buyer Parties authorized to act on behalf of the Buyer Parties in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the member or managers, as applicable, of the Buyer Parties authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Buyer Parties’ Organizational Documents, all as may have been amended up through the Closing Date;

(e) Certificates of Status. The Companies shall have received certificates of good standing with respect to the Buyer Parties from the Secretary of State of the State of Delaware, in each case dated as of a date not more than ten (10) days prior to the Closing Date;

(f) Release of Company Guaranties. The Zephyr Owners and/or their Affiliates, as applicable, shall have received from the respective beneficiary, in form and substance reasonably satisfactory to the Owner Representative, written releases from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guaranty in effect as of the Closing and listed on Schedule 3.19.

(g) Consents. All consents, authorizations and approvals set forth on Schedule 7.1 have been obtained and delivered to the Companies;

(h) Escrow Agent. All documents, instruments, certificates or other items required to be delivered to the Escrow Agent in connection with the Escrow Agreement shall have been delivered; and

(i) Other Deliveries. All other documents, instruments, certificates or other items required to be delivered pursuant to Section 7.5(b) shall have been delivered.

7.3 Conditions to the Obligations of Each Party. The obligations of the Companies and the Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing signed by the Companies and the Buyer Parties.

(a) No Injunction, Etc. No provision of any applicable Law and no Order will be in effect that will prohibit or restrict the consummation of the Closing;

(b) No Proceedings. No Proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from the Buyer Parties, Owner Representative, Unit Holders, Members or the Companies incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending; and

(c) HSR Approval. HSR Approval shall have been obtained.

7.4 Casualty Loss. If, prior to Closing, any of the material assets of the Companies are damaged or destroyed by fire or other casualty or are taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”) and the estimated cost to repair or replace, as applicable, such asset(s) (with equipment of similar utility) as reasonably agreed to by the Companies and the Buyer Parties in good faith exceeds the aggregate proceeds actually received by the Companies under any indemnity, bond, insurance policy or similar recovery right with respect to such Casualty Loss (the amount of such estimated cost in excess of proceeds received, the “Excess Casualty Loss”), then the Merger Consideration shall be reduced by the amount of such Excess Casualty Loss; provided, however, (a) if the estimated cost to repair or replace, as applicable, such asset(s) (with equipment of similar utility) as reasonably agreed to by the Companies and the Buyer Parties in good faith, in the aggregate with respect to all assets, exceeds $15,000,000, then, at the Buyer Parties’ option, the Buyer Parties may elect to terminate this Agreement and (b) if the Merger Consideration is reduced by the Excess Casualty Loss with respect to a Casualty Loss and the Buyer Parties or any of the Companies shall receive after the Closing any additional proceeds with respect to such Casualty Loss under any indemnity, bond, insurance policy or similar recovery right with respect to such Casualty Loss, such proceeds, up to the amount by which the Merger Consideration was reduced, shall be delivered by the Buyer Parties to an account designated by the Owner Representative within five (5) Business Days of receipt thereof. If the Excess Casualty Loss exceeds $4,000,000, the Companies may elect to terminate this Agreement without any liability unless the Buyer Parties agree to reduce the Merger Consideration with respect to such Casualty Loss by only $4,000,000 rather than the full amount of the Excess Casualty Loss and waive any right to receive or recover from the Companies any additional amount in respect thereof. This Section 7.4 shall be the sole and exclusive remedy of the Buyer Parties with respect to a Casualty Loss occurring between the date of the execution of this Agreement and the Closing Date.

7.5 Deliveries at the Closing.

(a) Deliveries of the Companies. At Closing, the Companies shall deliver or cause to be delivered to the Buyer Parties each of the following:

(i) a certificate of each Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1(a) and 7.1(i);

(ii) a counterpart of the Escrow Agreement duly executed by the Owner Representative, with an original counterpart also delivered to the Escrow Agent;

(iii) an original copy of the Paying Agent Agreement duly executed by the Owner Representative and the Paying Agent; and

(iv) any other documents or agreements contemplated hereby to be delivered in connection with the Closing.

(b) Buyer Parties’ Deliveries. At Closing, the Buyer Parties shall deliver or cause to be delivered each of the following:

(i) to the Escrow Agent, a counterpart of the Escrow Agreement duly executed by the Buyer Parties; and

(ii) to the Companies:

(A) a certificate of the Buyer Parties, dated as of the Closing Date certifying as to the matters set forth in Section 7.2(a);

(B) an executed counterpart of the Escrow Agreement duly executed by the Buyer Parties; and

(iii) any other documents or agreements contemplated hereby to be delivered in connection with the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival.

(a) The representations and warranties contained in this Agreement shall survive beyond the Closing as follows:

(i) other than the Title Representations, each of the representations and warranties set forth in Article III and Article IV (and the certificate to be delivered pursuant to Section 7.1(a) and Section 7.2(a) to the extent related to such representations and warranties) and each of the other representations and warranties made by a Zephyr Owner in a Letter of Transmittal shall survive beyond the Closing until the eighteen (18) month anniversary of the Closing Date; and

(ii) the Title Representations shall survive beyond the Closing until 30 days after the expiration of all applicable statutes of limitations.

(b) The covenants and agreements of the Parties contained in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing Date,

shall terminate 60 days after the Closing Date, or, to the extent they are to be performed after the Closing, shall terminate in accordance with their terms or, if earlier, 60 days following the expiration of all applicable statutes of limitations applicable to any claim for Losses with respect to such covenant or agreement.

(c) Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding provisions if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article VIII (any such claim, a “Continuing Claim”).

8.2 Indemnification.

(a) From and after the Closing, subject to the limitations set forth in this Article VIII, the Zephyr Owners will jointly and severally (except for Individual Claims as provided in Section 8.2(a)(ii), which shall be several and not joint subject to Section 8.2(c)) indemnify, defend and hold harmless the Buyer Parties and their officers, members, directors, partners, managers, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all claims, demands, causes of action, Liabilities, damages, judgments, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) incurred or suffered as a result of, relating to or arising out of:

(i) any inaccuracy or breach of any representation or warranty made by the Companies in this Agreement (other than any representation or warranty made by the Companies in Section 3.3 or Section 3.9 of this Agreement or any closing certificate delivered pursuant to Section 7.1(a) as it relates to such representations and warranties);

(ii) the inaccuracy or breach of a representation or warranty made by a Zephyr Owner in a Letter of Transmittal (only with respect to representations and warranties regarding title to the Units and Membership Interests and authority of such Zephyr Owner (an “Individual Claim”)) and the inaccuracy or breach of any representation or warranty made by the Companies in Section 3.3 of this Agreement or any closing certificate delivered pursuant to Section 7.1(a) solely to the extent it relates to such representations and warranties;

(iii) the breach or non-performance of any covenant or agreement made or to be performed by the Companies pursuant to this Agreement or any closing certificate delivered pursuant to Section 7.1(a);

(iv) the Merger Consideration Deficit, if any;

(v) any Third-Party Debt, Expenses, Change of Control Amounts and Severance Obligations that do not result in a reduction in the Merger Consideration pursuant to Section 2.8 or Section 2.9; and

(vi) any and all Zephyr Owner Taxes.

(b) From and after the Closing, the Buyer Parties will jointly and severally indemnify, defend and hold harmless the Zephyr Owners and their officers, members, directors, partners, managers, employees and Affiliates (the “Owner Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of:

(i) the inaccuracy or breach of any representation or warranty made by the Buyer Parties in this Agreement or any closing certificate delivered pursuant to Section 7.2(a), to the extent such a representation or warranty survives the Closing;

(ii) the breach or non-performance of any covenant or agreement made or to be performed by any Buyer Parties pursuant to this Agreement or any closing certificate delivered pursuant to Section 7.2(a); and

(iii) except to the extent the Zephyr Owners are required to indemnify the Buyer Indemnified Parties pursuant to Section 8.2(a), the ownership and operation of the assets and properties of the Companies after the Effective Time.

(c) The indemnification obligations of a Zephyr Owner with respect to an Individual Claim will be joint and several with the indemnification obligations of all other Zephyr Owners to the extent of any Losses incurred solely to the extent that there are funds remaining in the Escrow Account to cover such Losses. To the extent that there are insufficient funds remaining in the Escrow Account to cover such Losses, the indemnification obligations of each Zephyr Owner with respect to such Individual Claim shall be several and not joint solely to the extent of any Losses incurred in excess of the amount remaining in the Escrow Account.

8.3	Limitations on Liability.

(a) Notwithstanding anything herein to the contrary, the Zephyr Owners’ obligations pursuant to Section 8.2(a) are subject to the following additional limitations:

(i) the Buyer Indemnified Parties shall not be entitled to recover under Section 8.2(a)(i) for any individual item or series of related items arising out of the same or similar set of facts or circumstances where the Losses relating thereto for which the Zephyr Owners would otherwise be required to indemnify are less than $25,000 (each, a “De Minimis Loss Amount”) and no De Minimis Loss Amounts shall be included in the calculation of the Basket;

(ii) the Buyer Indemnified Parties shall not be entitled to recover under Section 8.2(a)(i), until the aggregate Losses which the Buyer Indemnified Parties have incurred under Section 8.2(a)(i), exceeds $1,850,000.00 (the “Basket”), at which point the Buyer Indemnified Parties will be entitled to Losses in excess of the Basket up to the Ceiling;

(iii) the Buyer Indemnified Parties shall not be entitled to recover under Sections 8.2(a)(i), 8.2(a)(iii), 8.2(a)(iv), 8.2(a)(v) and 8.2(a)(vi) for Losses in excess of the amount in the Escrow Account (the “Ceiling”);

(iv) with respect to Non-Escrow Indemnity Claims, a Buyer Indemnified Party shall not be entitled to recover from any Zephyr Owner in excess of an amount equal to the applicable Zephyr Owner Percentage multiplied by the amount of Losses incurred with respect to such claims (the “Individual Indemnity Limit”); provided this Individual Indemnity Limit shall not prevent a Buyer Indemnified Party from recovering the full amount of any indemnification claim from the Escrow Account irrespective of the Zephyr Owner Percentage of any Zephyr Owner; and

(v) in no event shall a Buyer Indemnified Party be entitled to recover from a Zephyr Owner in excess of the Merger Consideration actually received by such Zephyr Owner (taking into account any distributions from the Escrow Account for Individual Claims with respect to such Zephyr Owner).

(b) Waiver of Consequential Damages. With respect to any and all Losses for which indemnification may be available hereunder, no Indemnifying Parties shall have any liability for any consequential, indirect, punitive, exemplary, and special damages with respect to any claim for which an Indemnifying Party may have liability pursuant to this Agreement; provided, however, that this waiver shall not apply to the extent such consequential, indirect, punitive, exemplary or special damages are (i) awarded in a Proceeding brought or asserted by a third party against an Indemnified Party, or (ii) actually paid by an Indemnified Party to a third party.

(c) ESCROW AMOUNT. EXCEPT WITH RESPECT TO NON-ESCROW INDEMNITY CLAIMS, THE AMOUNT IN THE ESCROW ACCOUNT SHALL BE THE SOLE RECOURSE FOR ANY PAYMENT REQUIRED TO BE MADE BY THE ZEPHYR OWNERS TO ANY BUYER INDEMNIFIED PARTY PURSUANT TO THIS AGREEMENT. EXCEPT WITH RESPECT TO NON-ESCROW INDEMNITY CLAIMS, THE AMOUNT IN THE ESCROW ACCOUNT SHALL BE THE MAXIMUM AMOUNT OF LOSSES RECOVERABLE BY ANY BUYER INDEMNIFIED PARTY PURSUANT TO THIS AGREEMENT. SUBJECT TO THE LIMITATIONS SET FORTH IN SECTIONS 8.3(a)(iv) and 8.3(a)(v), IF A CLAIM FOR INDEMNIFICATION IS BROUGHT BY A BUYER INDEMNIFIED PARTY WITH RESPECT TO A NON-ESCROW INDEMNITY CLAIM, THE BUYER INDEMNIFIED PARTY MAY FIRST RECOVER THE LOSSES INCURRED WITH RESPECT TO SUCH CLAIM FROM THE ESCROW ACCOUNT IN ACCORDANCE WITH THE ESCROW AGREEMENT TO THE EXTENT OF AMOUNTS AVAILABLE IN THE ESCROW ACCOUNT, AND THEREAFTER SHALL BE ENTITLED TO RECOVER ANY LOSSES WITH RESPECT TO A NON-ESCROW INDEMNITY CLAIM NOT RECOVERED FROM THE ESCROW ACCOUNT FROM THE APPLICABLE ZEPHYR OWNER.

(d) Exclusive Remedy and Release. Other than with respect to claims for fraud, the indemnification and remedies set forth in this Article VIII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement (except for the covenants contained in Section 2.9(d), Section 5.2(b), Section 5.5, Section 5.7, and Article VI) contained in this Agreement; provided that nothing in this Section 8.3 shall prevent either Party from seeking injunctive or equitable relief, including, but not limited to, specific performance.

(e) Disclaimer. EACH BUYER PARTY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND IN THE CERTIFICATE(S) TO BE DELIVERED PURSUANT TO SECTION 7.1(a), AND THE REPRESENTATIONS AND WARRANTIES OF THE ZEPHYR OWNERS IN THE LETTERS OF TRANSMITTAL, THERE ARE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE COMPANIES, THE UNITS, THE MEMBERSHIP INTERESTS, THE PHYSICAL CONDITION OF ANY OF THE ASSETS OF THE COMPANIES, THE ENVIRONMENTAL CONDITION OR OTHER MATTERS RELATING TO THE PHYSICAL CONDITION OR USE OF ANY ASSETS OF THE COMPANIES, THE VALUE OF THE ASSETS OF THE COMPANIES (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ASSETS OF THE COMPANIES FOR ANY PARTICULAR PURPOSE AND ANY STATEMENTS OR INFORMATION CONTAINED IN THE ANY OTHER MATERIALS FURNISHED OR STATEMENTS MADE BY THE COMPANIES OR THEIR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS, FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION OF THE COMPANIES, OR ANY OTHER INFORMATION MADE AVAILABLE TO THE BUYER PARTIES OR THEIR REPRESENTATIVES AT ANY TIME IN ANY AND ALL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, CONFIDENTIAL INFORMATION MEMORANDA, BREAK-OUT SESSIONS, OR RESPONSES TO QUESTIONS SUBMITTED BY THE BUYER PARTIES OR THEIR REPRESENTATIVES). WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE COMPANIES HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, AS TO TITLE AND AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO ANY PORTION OF THE ASSETS OF THE COMPANIES, THE UNITS OR THE MEMBERSHIP INTERESTS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND IN THE CERTIFICATE(S) TO BE DELIVERED PURSUANT TO SECTION 7.1(a), AND THE REPRESENTATIONS AND WARRANTIES OF THE ZEPHYR OWNERS IN THE LETTERS OF TRANSMITTAL.

(f) THE COMPANIES HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND IN THE CERTIFICATE(S) TO BE DELIVERED PURSUANT TO SECTION 7.2(A), THERE ARE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE BUYER PARTIES MADE BY THE BUYER PARTIES OR THEIR REPRESENTATIVES.

(g) Buyer is not entitled to indemnification under this Article VIII in respect of the calculation of the Final Adjustment Amount, or matters reflected in the calculation thereof, except to the extent that a value used in the calculation of Final Adjustment Amount is inaccurate because of the failure of a representation or warranty made by Companies in this Agreement to be true and correct as of the Closing. If the Buyer Parties are entitled to indemnification due to the exception set forth in the previous sentence, the Buyer Parties’ claim shall be limited to the amount that exceeds the inaccurate value reflected in the calculation of the Final Adjustment Amount, and is subject to the limitations on indemnification hereunder, including without limitation the Basket and Ceiling; provided that if any difference between the Estimated Adjustment Amount and the Final Adjustment Amount is the direct result of such a failure, Buyer shall not be entitled to indemnification for such failure under this Article VIII.

8.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) If any Person who or which is entitled to seek indemnification under Section 8.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2, the Indemnified Party shall promptly (i) notify the Party(ies) obligated to indemnify (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying

Party in accordance with this Section 8.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by, and does not contain an injunction or other equitable relief upon, the Indemnified Party or its Affiliates. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party if the Indemnified Party is advised by outside counsel reasonably satisfactory to the Indemnifying Party that a conflict of interest exists that requires the Indemnified Party to be represented by separate counsel under the applicable rules of professional responsibility or if the court in which such Third-Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Party with respect to such Third-Party Claim or if there is one or more defenses that could be asserted by the Indemnified Party that could not be asserted by the Indemnifying Party or the Indemnifying Party’s counsel (on the Indemnified Party’s behalf), and, in the event the Indemnified Party has the right to employ separate counsel for the reasons set forth in this sentence, the reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) Unless and until the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.4(b), the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Any claim by an Indemnified Party on account of Losses that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party subject to the provisions of this Agreement.

(e) Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim.

8.5 Characterization of Payments. For all applicable income Tax purposes, the parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment under this Article VIII as an adjustment to the Merger Consideration.

8.6 Losses. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a breach has occurred and the amount of Losses suffered by any Buyer Indemnified Party, upon a breach of any representation or warranty of the Companies or a Zephyr Owner, each representation and warranty set forth in Article III (other than in any defined terms such as “Material Contract”), shall be read without regard to and without giving effect to any “material,” “materiality,” Material Adverse Effect or similar qualifications that may be contained in any such representation or warranty.

ARTICLE IX

TERMINATION

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of the Buyer Parties and Companies as evidenced in writing signed by each of the Buyer Parties and the Companies;

(b) by the Buyer by written notice to the Companies, if there has been a breach by any Company of any representation, warranty or covenant contained in this Agreement (except where such breach would not reasonably be expected to have a Company Material Adverse Effect) that has prevented the satisfaction of any condition to the obligations of the Buyer Parties at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Companies within

20 days after written notice thereof from the Buyer Parties; provided, however, if such breach is capable of being cured but is not capable of being cured within such 20 day period, it shall be sufficient for the Companies to commence the cure within such 20 day period and use Reasonable Efforts to continue to cure;

(c) by the Companies by written notice to the Buyer Parties, if there has been a breach by any Buyer Party of any representation, warranty or covenant contained in this Agreement (except where such breach would not reasonably be expected to have a Buyer Material Adverse Effect) that has prevented the satisfaction of any condition to the obligations of the Companies at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Buyer Parties within 20 days after written notice thereof from the Companies; provided, however, if such breach is capable of being cured but is not capable of being cured within such 20 day period, it shall be sufficient for the Buyer Parties to commence the cure within such 20 day period and use Reasonable Efforts to continue to cure, except that this additional cure period shall not apply to a breach regarding the failure or inability of a Buyer Party to pay any portion Merger Consideration or a breach of the representation set forth in Section 4.6;

(d) by either the Buyer Parties or the Companies by written notice to the other, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such other action shall have become final and non-appealable; provided, however, that no Party may terminate this Agreement pursuant to the terms of this Section 9.1(d) if such Party has not first complied with its obligations under Section 5.4;

(e) by either the Buyer Parties or the Companies by written notice to the other, if the transactions contemplated hereby have not been consummated by 90 days from the date of this Agreement (the “Termination Date”), provided, that neither the Buyer Parties nor the Companies will be entitled to terminate this Agreement pursuant to this Section 9.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(f) by the Buyer Parties or the Companies by written notice to the other as provided in Section 7.4 with respect to a Casualty Loss.

9.2 Effect of Termination. If this Agreement is terminated under Section 9.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 9.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next Business Day delivery (and requiring proof or delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt, the next day after delivered to such overnight courier or express mail service or three (3) Business Days after the date of mailing, as follows:

(a) If to Buyer, to:

Regency Gas Services LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Fax: (214) 840-5155

Attention: Chief Legal Officer

with a copy to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Fax: (214) 999-7781

Attention: Rodney L. Moore

(b) If to Companies or, prior to Closing to:

Zephyr Gas Services, LP

10880 Alcott Drive

Houston, Texas 77043

Fax: (713) 722-2854

Attention: Glen Wind

with a copy to:

Locke Lord Bissell & Liddell, LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Fax: (713) 223-3717

Attention: H. William Swanstrom, Esq.

(c) If to the Owner Representative to:

10880 Alcott Drive

Houston, Texas 77043

Fax: (713) 722-2854

Attention: Glen Wind

with a copy to:

Locke Lord Bissell & Liddell, LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Fax: (713) 223-3717

Attention: H. William Swanstrom, Esq.

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3 Further Assurances. Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated herein.

10.4 Rights of Third Parties. Except for the provisions of Article VIII and Section 5.7, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

10.5 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. The Companies shall either pay the Transaction Expenses prior to or at Closing or the Transaction Expenses will be deducted from the Closing Payment Amount and paid by the Buyer or the Companies, as applicable, in accordance with Section 2.8(a).

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.7 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement and the other agreements contemplated herein), the Escrow Agreement, the Paying Agent Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

10.8 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Companies, in and of itself, that such information is material to or outside the ordinary course of the business or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of the Companies notwithstanding the lack of a specific cross-reference and any information disclosed in the Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement where the relevance of such matter is or should be reasonably apparent.

10.9 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.11 Governing Law; Jury Waiver.

(a) This Agreement and any disputes arising out of or connected to this Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.

(c) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

10.12 Owner Representative.

(a) The Owner Representative, after appointment by the Zephyr Owners, shall serve as their attorney-in-fact and agent to the Zephyr Owners and their successors in their name, place and stead in connection with the authority granted to such Owner Representative pursuant to this Section 10.12.

(b) After appointment by the Zephyr Owners, the Owner Representative will act as the sole point of contact between the Buyer Parties and the Zephyr Owners, to take any and all actions required or permitted to be taken by the Owner Representative under or in connection with this Agreement and to do all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, and for the following additional purposes: (A) to give and receive notices and communications to or from the Buyer Parties relating to this Agreement and the Ancillary Agreements and the other transactions contemplated by this Agreement and the Ancillary Agreements; (B) to execute and deliver the Paying Agent Agreement at the Closing, to give and receive notices and communications to or from the Paying Agent in matters relating to the Paying Agent Agreement, and to otherwise perform the Owner Representative’s obligations as set forth in the Paying Agent Agreement; (C) to act on such Zephyr Owner’s behalf with respect to the matters set forth in Section 2.9, in accordance with the terms and provisions of Section 2.9, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2.9; (D) to authorize deliveries to the Buyer Parties of cash from the Escrow Account in satisfaction of claims for indemnification pursuant to Article VIII, Section 2.9 or otherwise pursuant to this Agreement; (E) to authorize deliveries to the Zephyr Owners of cash from the Escrow

Account once such funds are eligible for distribution therefrom; (F) to establish a reserve in the amount of $250,000.00 from the Merger Consideration with respect to the Zephyr Owners based upon their respective Zephyr Owner Percentage, to fund potential expenses of the Owner Representative in carrying out its authorized duties hereunder (the “Owner Representative Reserve”); (G) on behalf of the Zephyr Owners, to initiate or to refrain from initiating or to dispute or to refrain from disputing any indemnity or other claim under this Agreement and the Ancillary Agreements, as the Owner Representative, in its reasonable discretion, determines to be necessary or desirable; (H) on behalf of the Zephyr Owners, to negotiate, compromise and resolve any dispute which may arise under this Agreement or the Ancillary Agreements, as the Owner Representative, in its reasonable discretion, determines to be necessary or desirable; (I) on behalf of the Zephyr Owners, to exercise or refrain from exercising remedies available under this Agreement and the Ancillary Agreements and to sign any release or other document with respect to such dispute or remedy, as the Owner Representative, in its reasonable discretion, determines to be necessary or desirable; (J) to consent or agree to any amendment to this Agreement or the Ancillary Agreements, as the Owner Representative, in its reasonable discretion, determines to be necessary or desirable; (K) to execute and deliver waivers and consents in connection with this Agreement and the Ancillary Agreements as the Owner Representative, in its reasonable discretion, determines to be necessary or desirable; and (L) to take all actions necessary or appropriate in the reasonable discretion of the Owner Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Zephyr Owner, and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Owner Representative pursuant to the authority granted to it hereunder. The Owner Representative shall have no duties or responsibilities except those expressly set forth in this Agreement and the Letter of Transmittal.

(c) After appointment by the Zephyr Owners, the Owner Representative will be authorized to act on a Zephyr Owners behalf, notwithstanding any dispute or disagreement between any Zephyr Owner and the Owner Representative, and each Indemnified Party and any other Person shall be entitled to rely on any and all actions taken by the Owner Representative under this Agreement without any liability to, or obligation to inquire of, any of the Zephyr Owners. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Owner Representative that is within the scope of the Owner Representative’s authority under this Section 10.12 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Zephyr Owners and shall be final, binding and conclusive upon each such Zephyr Owner. Each Indemnified Party and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Zephyr Owner.

(d) The Owner Representative may resign at any time upon written notice to the Buyer Parties and by providing the Buyer Parties with the name of the successor Owner Representative as designated by action of the Zephyr Owners who hold a majority of the Zephyr Owner Percentage. If for any reason no successor has been appointed pursuant to the foregoing within sixty (60) days, then the Buyer Parties shall have the right to appoint a successor (which successor shall be independent of the Buyer Parties and their Affiliates).

(e) The authorizations of the Owner Representative shall be effective until its rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Owner Representative and the Buyer under this Agreement.

(f) The Buyer Parties shall be entitled to deal exclusively with, and rely upon the authority of, the Owner Representative to act as the agent of the Zephyr Owners.

10.13 Specific Performance. The Parties recognize that in the event that the Companies or the Owner Representative should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Buyer Parties shall therefore be entitled to seek, in addition to any other remedies which may be available, including money damages, and without requirement by the Zephyr Owners or the Buyer Parties to post bond or prove actual damages have resulted or would result in the absence thereof, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Companies and the Owner Representative hereby waive the defense that there is an adequate remedy at law.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

COMPANIES:

ZEPHYR GAS MANAGEMENT, LLC

By:
Name:
Title:

ZEPHYR GAS SERVICES, LP

By:
Name:
Title:

BUYER PARTIES:

REGENCY GAS SERVICES LP

By:	REGENCY OLP GP LLC, its general partner

By:
Name:
Title:

REGENCY ZEPHYR LLC

By:	REGENCY GAS SERVICES LP, its sole member

By:	REGENCY OLP GP LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO

MERGER AGREEMENT